     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999


                                                      REGISTRATION NO. 333-59753
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------
                            INET TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             3661                            75-2269056
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. employer
  incorporation or organization)      Classification Code number)           identification number)


                                ELIE S. AKILIAN


                                   PRESIDENT


                          AND CHIEF EXECUTIVE OFFICER

                            INET TECHNOLOGIES, INC.
                         1255 W. 15TH STREET, SUITE 600
                               PLANO, TEXAS 75075
                                 (972) 578-6100
                           FACSIMILE: (972) 578-6113
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        1255 WEST 15TH STREET, SUITE 600
                               PLANO, TEXAS 75075
                                 (972) 578-6100
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)


                                   Copies to:

             CARMELO M. GORDIAN, ESQ.                             KENNETH M. SIEGEL, ESQ.
              RONALD G. SKLOSS, ESQ.                               PAUL R. TOBIAS, ESQ.
             DAVID K. RICHARDSON, ESQ.                                ANN CRADY, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                    WILSON SONSINI GOODRICH & ROSATI,
          301 CONGRESS AVENUE, SUITE 1200                        PROFESSIONAL CORPORATION
                AUSTIN, TEXAS 78701                                 650 PAGE MILL ROAD
                  (512) 477-5495                                PALO ALTO, CALIFORNIA 94304
             FACSIMILE: (512) 477-5813                                (650) 493-9300
                                                                 FACSIMILE: (650) 493-6811


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 15, 1999


                                      5,750,000 SHARES
                                   INET TECHNOLOGIES, INC.
LOGO
                                        COMMON STOCK
                                (PAR VALUE $0.001 PER SHARE)

                             ---------------------

     Of the 5,750,000 shares of Common Stock offered, 4,600,000 shares are being offered hereby in the United States and 1,150,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Of the 5,750,000 shares of Common Stock being offered, 3,841,870 shares are being sold by the Company and 1,908,130 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.


     Prior to the offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering
price per share will be between $     and $     . For factors to be considered
in determining the initial public offering price, see "Underwriting".


     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

      The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "INTI", subject to official notice of issuance.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                INITIAL PUBLIC        UNDERWRITING        PROCEEDS TO        PROCEEDS TO SELLING
                                OFFERING PRICE        DISCOUNT(1)         COMPANY(2)            STOCKHOLDERS
                                --------------        ------------        -----------        -------------------
Per Share.....................             $                    $                  $                      $
Total(3)......................  $                     $                   $                  $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".


(2) Before deducting estimated expenses of $1,150,000 payable by the Company.


(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 690,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 172,500 shares as part of the concurrent International offering. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Company will be $            , $            and
    $            , respectively. See "Underwriting".
                             ---------------------


     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on
or about                  , 1999, against payment therefor in immediately
available funds.


GOLDMAN, SACHS & CO.
                            DAIN RAUSCHER WESSELS
                                A DIVISION OF DAIN
                              RAUSCHER INCORPORATED
                                                     HAMBRECHT & QUIST

                             ---------------------


               The date of this Prospectus is             , 1999.

                                   [GRAPHIC]

     [Graphic depicting a human eye, part of a freestanding binocular viewer and the Company's name superimposed upon one another on a multi-colored background.]

Text:

Upper Left corner of graphic: "An eye for surveillance"
Lower Right corner of graphic: "A mind for business"

     The Company intends to furnish to its stockholders annual reports containing audited financial statements examined by its independent auditors.


     "GeoProbe", "Spider", "OpenSeven" and the Company's logo are registered trademarks of Inet, and "Dynamic Service Management", "GeoBill", "GeoCare" and "Spectra" are trademarks of Inet. This Prospectus also contains trade names, trademarks and service marks of organizations other than the Company, which are the property of their respective owners.


     Unless the context requires otherwise, the terms "Inet" and the "Company" refer to Inet Technologies, Inc. and its predecessors and consolidated subsidiaries.

     In this Prospectus, references to "dollars" and "$" are United States dollars.
                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

           [DESCRIPTION OF ARTWORK IN FOLDOUT OF INSIDE FRONT COVER]

[Graphic depicting the implementation of the Company's Geoprobe and Spectra products within a simplified SS7 network. The elements of the SS7 network are shown from left to right beginning with the Customer A's call routed from its telephone to the central office of the calling party's local telephone company, then to a Signal Transfer Point (STP) where the Geoprobe collects and processes raw signaling data, then to another STP, then to the central office of the receiving party's local telephone company and finally to Customer B's telephone. Spectra is shown implemented at the STP level to conduct diagnostic testing and monitoring of SS7 signals. In the upper right hand corner of the graphic is a photograph of the Spectra.]

Text:

Text Down Left Margin of Graphic: "The Signaling Network. The Signaling network carries a continuous, two-way stream of diverse messages that simultaneously control all calls, services and elements in a telecommunications network. Some messages carry instructions for individual calls that include dialed digits, call status (busy or available) and the activation and deactivation of special call services. Other messages carry instructions for maintenance functions that include indicators for failed links, overloaded switched and other network conditions that could affect call completion."

"The Geoprobe System. 1) Inet's Geoprobe collects all messages directly from the signaling network. 2) The messages are processed at each collection site. Each individual message is organized and connected in sequence with all associated messages. The result - complete, organized and detailed data about every call, service and maintenance condition occurring in the network. 3) The prepared data is made available for advanced processing by surveillance, business and third-party applications within seconds of its collection."

"The Spectra. 1) Off Line, the Spectra tests network elements and services in development laboratories. 2) Deployed in a live network, the Spectra can be used as a troubleshooting tool to monitor signaling traffic on connected links."

Text at Upper Left Center of Graphic: "Inet provides telecommunications hardware and software to local, long distance, cellular and PCS carriers worldwide. Inet's products help manufacturers and carriers evaluate and improve the performance and revenue potential of signaling networks."


Text Below photograph of Spectra: "Conformance Testing, Load Benchmarking, Traffic & Element Emulation, Network Troubleshooting."

Text in center of Graphic of certain data obtained by the GeoProbe from a call:
"Call Attempt: A to B. Call Time: 03:20:00 AM. Setup Time: 00:00:05. Call Route:
NY/Portland. Call Status: Answered. Call Duration: 00:03:36."

Heading at bottom of Graphic: "GEOPROBE SURVEILLANCE & BUSINESS OR THIRD-PARTY APPLICATIONS"

Text Below Heading at bottom of Graphic:

"Surveillance. Helps to ensure that the network is running smoothly and efficiently. Generates alarms and records statistics on network events and conditions. Trouble-shoots network problems quickly.

"Fraud Management. Provides a real-time data feed to legacy fraud systems, which detect suspicious activity occurring in the network. Provides an opportunity to reduce revenue lost to wireline and wireless fraud.

"Service Quality Assurance. Verifies that customers are receiving a high quality of service, call by call and service by service. Pinpoints network and service usage trends. Preprocesses data for use with external applications.

"Marketing. Provides marketing data to help users make decisions regarding growth and element deployment in the network by call volume, customer base and services offered.

"Billing. Tracks usage of the signaling network by interconnecting networks. Reconciles revenue between service providers for trunk connectivity, call termination and the delivery of services.

"Third-Party Applications. Supports the development of custom software and the formatting of data with Application Programming Interface tools."

                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data appearing elsewhere in this Prospectus, including the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated herein, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment options. See "Underwriting".


                                  THE COMPANY

     Inet provides solutions that enable telecommunications carriers to more effectively design, deploy, diagnose, monitor and manage communications networks that carry signaling information used to manage telephone calls. Inet's products also address the fundamental business needs of telecommunications carriers, such as improved billing, targeted sales and marketing, fraud prevention and enhanced call routing. Inet provides these comprehensive solutions primarily through its GeoProbe and Spectra product offerings.

     The GeoProbe system provides real-time monitoring of Common Channel Signaling System #7 ("SS7") networks and serves as an open platform for business applications developed by Inet, its customers or third parties. GeoProbe's monitoring applications enable early warning of network faults, collection of statistics for performance evaluation, real-time call tracing and troubleshooting. GeoProbe's associated business applications provide fraud detection tools, reconciliation of billing between carriers, service quality reports and marketing data. The Spectra product can be integrated within the GeoProbe platform or used on a stand-alone basis to provide diagnostic, emulation and load generation capabilities for use in the design, deployment, commissioning and diagnosis of signaling networks.


     Inet's objective is to be the dominant provider of advanced signaling network management solutions and associated business applications for telecommunications networks worldwide. Key elements of Inet's strategy to achieve this objective include expanding its global market share, increasing its domestic sales and penetration of its existing customer base, enhancing its technological leadership position in SS7 network management solutions, expanding its product offerings by leveraging its core competencies in SS7, Internet protocol and broad-based communications protocols, and building relationships with strategic partners.



     As of December 31, 1998, the Company had sold its solutions to over 400 customers in 40 countries. The Company's target customers include telecommunications network carriers and equipment manufacturers throughout North America, Latin America, Europe and the Asia/Pacific region. To date, the Company's network carrier customers include AT&T, British Telecom, Deutsche Telekom, KPN Telecom, MCI WorldCom, Nextel, o.tel.o communications, Portugal Telecom, Singapore Telecom, Sprint, SPT Telecom, Swisscom, Telekom SA, Telia and Telstra, and its equipment manufacturer customers include Alcatel, Ascend, Cisco, Ericsson, Motorola and Nortel.


     The Company was incorporated in Texas as "INET, Inc." in 1989 and was subsequently reincorporated in Delaware as "Inet Technologies, Inc." in 1998. The Company's executive offices are located at 1255 West 15th Street, Suite 600, Plano, Texas 75075, and its telephone number is (972) 578-6100.

                                 THE OFFERINGS


Common Stock offered by the Company.........................       3,841,870 shares
Common Stock offered by the Selling Stockholders............       1,908,130 shares
Common Stock to be outstanding after the offerings..........       44,737,450 shares(1)
Use of proceeds.............................................       For working capital and general
                                                                   corporate purposes, including
                                                                   possible acquisitions. See "Use
                                                                   of Proceeds".
Proposed Nasdaq National Market symbol......................       INTI


---------------


(1) Excludes 1,947,000 shares of Common Stock issuable upon exercise of options outstanding at December 31, 1998, with exercise prices ranging from $0.60 to $4.20 per share and with a weighted-average exercise price of $1.67 per share. See "Management -- 1998 Stock Option/ Stock Issuance Plan" and Note 6 of Notes to Consolidated Financial Statements.


                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
STATEMENTS OF INCOME DATA:
Revenues....................................................  $42,041    $57,701    $77,428
Income from operations......................................   13,288     19,096     24,153
Net income..................................................  $ 8,936    $12,714    $17,085
                                                              =======    =======    =======
Basic net income per share..................................  $  0.22    $  0.31    $  0.42
Diluted net income per share................................  $  0.22    $  0.30    $  0.40
Shares used in computing basic net income per share(1)......   40,615     40,855     40,879
Shares used in computing diluted net income per share(1)....   41,069     41,722     42,452



                                                                 DECEMBER 31, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
                                                              -------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $21,914      $
Working capital.............................................   38,313
Total assets................................................   65,508
Stockholders' equity........................................   46,813


---------------

(1) See Note 9 of Notes to Consolidated Financial Statements for the determination of shares used in computing basic and diluted net income per share.


(2) Adjusted to give effect to the sale by the Company of 3,841,870 shares of Common Stock in the offerings at an assumed initial public offering price of
    $     per share (assuming no exercise of the Underwriters' over-allotment options and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company). See "Capitalization" and "Use of Proceeds".

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should consider carefully the following factors in evaluating the Company and its business. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in revenue, gross margin and anticipated expense levels, as well as other statements, including such words as "anticipate", "believe", "estimate", "expect", "intend", "may", "plan" and "should" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

FLUCTUATIONS IN QUARTERLY FINANCIAL RESULTS


     The Company's quarterly operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future based on a number of factors, many of which are outside the Company's control. Such factors include the size and timing of specific orders by customers; competition; the market acceptance of new products and technologies by the Company and its competitors; the mix of products and services sold by the Company; the timing of product shipments and product installations by the Company; in limited circumstances, customer product acceptance; the capital spending patterns of the Company's customers; the mix of domestic and international sales; changes in the timing and level of expenses; the relative percentages of products sold through the Company's direct and indirect sales channels; customer order deferrals in anticipation of enhancements or new products; the Company's timing of and investments in research and development activities; changes in and the Company's ability to implement its strategy; changes in the availability of materials needed to produce the Company's products; the progress and timing of the privatization of telecommunications markets and the worldwide deregulation of the international telecommunications industry; defects and product quality problems; intellectual property disputes; expansion of and risks associated with the Company's international operations; and changes in general economic conditions. Furthermore, a large portion of the Company's operating expenses, including rent and salaries, are set based upon expected future revenues. Accordingly, if revenues are below expectations, the Company's operating results are likely to be adversely and disproportionately affected because such operating expenses are not variable in the short term, and cannot be quickly reduced to respond to anticipated decreases in revenues.


     The amount of revenues associated with particular product sales can vary significantly. The deferral or loss of one or more individually significant sales could materially adversely affect operating results in a particular quarter, particularly if there are significant sales and marketing expenses associated with the deferred or lost sales.


     The Company's operating results are also likely to fluctuate due to factors which impact prospective customers of the Company. Expenditures by prospective customers tend to vary in cycles that reflect overall economic conditions and individual budgeting and buying patterns. The Company's business would be adversely affected by a decline in the economic prospects of its customers or the economy generally, which could alter current or prospective customers' capital spending priorities or budget cycles or extend the Company's sales cycle with respect to certain customers. In addition, the Company's operating results historically have been influenced by certain seasonal fluctuations, with revenues tending to be strongest in the fourth quarter of each year. The Company believes that this seasonality has been due to the capital appropriation practices of many of its customers. The Company expects that in future periods this seasonal trend may cause first quarter revenues to remain consistent with, or decrease from, the level achieved in the preceding quarter.

     As a result of all of the foregoing, the Company believes that future operating results are likely to vary significantly from quarter to quarter, and historical operating results should not be relied upon as any indication of future performance. Moreover, there can be no assurance that the Company's revenues will grow in future periods or that the Company will remain profitable. In addition, in some future quarters the Company's operating results may be below the expectations of public market analysts. In such event, the market price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON TELECOMMUNICATIONS INDUSTRY

     The Company has derived all of its revenues from sales of products and related services to the telecommunications industry. The telecommunications industry has undergone a period of rapid growth and consolidation during the past few years. The Company's business, financial condition and results of operations would be materially adversely affected in the event of a significant slowdown in the growth of this industry. Further, consolidations of prospective customers of the Company may delay or cause cancellations of significant sales of the Company's products, which could materially adversely affect the Company's operating results in a particular period. See "Business -- Industry Background".

REGULATORY UNCERTAINTIES

     Future growth in the markets for the Company's products will depend in part on privatization and deregulation of certain telecommunications markets worldwide. Any reversal or slowdown in the pace of this privatization or deregulation could have a material adverse effect on the markets for the Company's products. Moreover, the consequences of deregulation are subject to many uncertainties, including judicial and administrative proceedings that affect the pace at which the changes contemplated by deregulation occur, and other regulatory, economic and political factors. For example, in the U.S. certain litigation is pending which challenges the validity of the Telecommunications Act and the local telephone competition rules adopted by the U.S. Federal Communications Commission ("FCC") to implement the Telecommunications Act of 1996 (the "Telecommunications Act"). Any invalidation, repeal or modification of the requirements imposed by the Telecommunications Act or the FCC could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the uncertainties associated with deregulation have in the past and could in the future cause customers of the Company to delay purchasing decisions pending the resolution of such uncertainties. See "Business -- Industry Background -- The Telecommunications Industry".

LENGTHY SALES CYCLE

     The sales cycle for the Company's products is long, typically ranging from six to 24 months for GeoProbe sales (excluding the cycle for subsequent applications and enhancements, which varies widely) and up to six months for occasional, large Spectra sales. Accordingly, the Company's ability to forecast the timing and amount of specific sales is limited, and the deferral or loss of one or more significant sales could materially adversely affect operating results in a particular quarter, particularly if there are significant sales and marketing expenses associated with the deferred or lost sales. See
"-- Fluctuations in Quarterly Financial Results" and "Business -- Sales, Marketing and Support -- Sales and Marketing".

PRODUCT CONCENTRATION; RELIANCE ON SS7 NETWORKS


     The Company's two principal products, GeoProbe and Spectra, generated substantially all of the Company's revenues in 1996, 1997 and 1998 and are expected to continue to account for a substantial majority of the Company's revenues for the foreseeable future. Any downturn in the demand for either or both of such products would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, there can be no assurance that the Company will be successful in developing any other products or taking any other steps to reduce the risk associated with any slowdown in demand for GeoProbe and Spectra.

     Inet's future operating results are dependent in significant part on the continued viability and expansion of SS7 signaling networks. The Company's business, financial condition and results of operations would be materially adversely affected if the market for SS7 network solutions fails to grow or grows more slowly than the Company currently anticipates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Industry Background".

COMPETITION

     The market for SS7-based telecommunications network management applications is intensely competitive, both in the U.S. and internationally, and subject to rapid technological change, evolving industry standards and regulatory developments. Competition is expected to persist, intensify and increase in the future. The Company competes with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services offered. GeoProbe principally competes with products offered by Hewlett-Packard Company ("Hewlett-Packard"). Spectra principally competes with products offered by Hewlett-Packard, Tekelec and Tektronix, Inc. ("Tektronix"). Certain of the Company's competitors have, in relation to the Company, longer operating histories, larger installed customer bases, longer-standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. Additionally, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. As a result, such competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Increased competition is likely to result in price reductions, reduced margins and loss of market share. There can be no assurance that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. See "Business -- Competition".

NEED TO MANAGE GROWTH AND EXPANSION


     The Company has recently experienced rapid and significant growth that has placed, and is expected to continue to place, a significant strain on the Company's management, information systems and operations. For example, the Company's revenues have increased from $17.5 million in 1995 to $77.4 million in 1998, and the number of its employees has increased from 116 at December 31, 1995 to 358 at December 31, 1998. In addition, the Company's executive officers have no experience managing a public company. The Company's ability to effectively manage significant additional growth will require it to improve its financial, operational and management information and control systems and procedures and to effectively expand, train, motivate and manage its employees. The failure to manage growth effectively would have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new employees, particularly sales and marketing personnel and technical personnel with SS7 knowledge and experience, both in the U.S. and internationally. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. The Company historically has filled a portion of its new personnel needs with non-U.S. citizens holding temporary work visas that allow such persons to work in the U.S. for only a limited period of time. Accordingly, any change in U.S. immigration policy limiting the issuance of temporary work visas could adversely affect the Company's ability to recruit new personnel. Furthermore, the addition of significant numbers of new personnel requires the Company to incur significant start-up expenses, including procurement of office space and equipment, initial training costs and low utilization rates of new personnel. There can be no assurance that the Company will successfully recruit additional personnel as needed or that the start-up expenses incurred in connection with the hiring of additional personnel would not materially adversely affect the Company's future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Inet Strategy".

DEPENDENCE ON KEY PERSONNEL


     The Company's future success will depend to a significant extent upon the continued service and performance of a relatively small number of key senior management, technical, sales and marketing personnel, none of whom is bound by an employment agreement. The Company has obtained $500,000 key man life insurance policies covering each of the Company's three founders and each founder has entered into an agreement not to compete against the Company until one year after the termination of his employment. However, the terms of such non-compete agreements are limited, and there can be no assurance that such agreements will be of meaningful benefit to the Company. The Company's success also depends upon its ability to continue to attract, motivate and retain other highly qualified personnel, particularly personnel with SS7 knowledge and experience. In particular, the Company is searching for a chief financial officer, a senior vice president of sales and marketing and a senior vice president of operations. The loss of any existing key personnel or the inability to attract, motivate and retain additional qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management" and "Business -- Employees".


RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON NEW PRODUCTS

     The market for the Company's products is characterized by rapid technological advances, evolving industry and customer-specific protocol standards, changes in customer requirements and frequent new product introductions and enhancements. The introduction of telecommunications network management products involving superior technologies or the evolution of alternative technologies or new industry protocol standards could render the Company's existing products, as well as products currently under development, obsolete and unmarketable. The Company believes its future success will depend in part upon its ability, on a timely and cost-effective basis, to continue to: enhance the GeoProbe and Spectra products; develop and introduce new products for the telecommunications network management market and other markets; address evolving industry protocol standards and changing customer needs; and achieve broad market acceptance for its products. There can be no assurance the Company will achieve these objectives.

     The Company's future success will also depend in part on the Company's ability to develop solutions for networks based on emerging technologies (e.g., Asynchronous Transfer Mode and Internet telephony) which are likely to be characterized by continuing technological developments, evolving industry standards and changing customer requirements. There can be no assurance that the Company will successfully develop competitive products for these emerging technologies, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products -- Products Under Development" and "-- Research and Development".

INTERNATIONAL OPERATIONS


     Revenues from customers located outside of the U.S. represented 49.4%, 52.6% and 52.2% of the Company's total revenues in 1996, 1997 and 1998, respectively. Inet believes that continued growth and profitability will require expansion of its sales in international markets. This expansion may be costly and time-consuming and may not generate returns for a significant period of time, if at all. The Company's international operations are subject to various risks inherent in international operations, including: management of geographically dispersed operations; longer accounts receivable payment cycles; the ability to establish relationships with government-owned or subsidized telecommunications providers; general economic conditions in each country; currency controls and exchange rate fluctuations; seasonal reductions in business activity particular to certain markets; loss of revenues, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks; foreign taxes and the overlap of different tax structures; greater difficulty in safeguarding intellectual property; import and export licensing requirements; trade restrictions; and involuntary renegotiation of contracts with foreign governments and telecommunications carriers. International expansion of the Company's business will require significant management attention and financial resources. Moreover, in order to further expand internationally, the Company may be required to establish relationships with additional distributors and third-party integrators. There can be no assurance that the Company will effectively establish such relationships. If international revenues are not adequate to offset the additional expense of expanding international operations, the Company's business, financial condition and results of operations could be materially adversely affected.


     Beginning in the last six months of 1997 and continuing into 1999, the Asia/Pacific region has experienced unstable local economies and significant devaluations of local currencies. These instabilities may continue or worsen, which could have a material adverse effect on the Company's results of operations as sales to customers in this region constituted approximately 7.5% of total revenues in 1998. At December 31, 1998, the Company's collection risks with respect to customers in the Asia/Pacific region were not significant.



     To date, international sales have been denominated solely in U.S. dollars, and accordingly the Company has not been exposed to fluctuations in non-U.S. currency exchange rates. As a result, the Company's sales in international markets may be adversely affected by a strengthening U.S. dollar. However, Inet expects that in future periods a portion of international sales may be denominated in currencies other than U.S. dollars, thereby exposing the Company to gains and losses on non-U.S. currency transactions. The Company may choose to limit such exposure by entering into various hedging strategies. There can be no assurance that any such hedging strategies undertaken by Inet would be successful in avoiding exchange-related losses.


     There can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries in which the Company operates or will operate will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS; DEPENDENCE ON SUBCONTRACTORS AND LICENSED TECHNOLOGY

     At present, the Company's products utilize certain semiconductors that are available from only one manufacturer and other components that are available from a limited number of suppliers. While alternative suppliers have been identified for certain key components, those alternative sources have not been qualified by the Company. The Company's qualification process could be lengthy, and there can be no assurance that additional sources would become available to the Company on a timely basis, or if such sources were to become available, that the components would be comparable in price and quality to the Company's current components. The Company has no long-term agreements with its suppliers and generally makes its purchases with purchase orders on an "as-needed basis". Furthermore, certain components require an order lead-time of approximately six months. Other components that currently are readily available may become difficult to obtain in the future. Accordingly, the Company makes advance purchases of certain components in relatively large quantities to ensure that it has an adequate and readily available supply. The Company's failure to order sufficient quantities of these components sufficiently in advance of product delivery deadlines could prevent the Company from adequately responding to unanticipated increases in customer orders. In the past, the Company has experienced delays in the receipt of certain of its key components, which have resulted in delays in product deliveries. The inability to obtain sufficient key components as required or to develop alternative sources if and as required in the future could result in delays or reductions in product shipments or increases in product costs, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company relies exclusively upon third-party subcontractors to manufacture its subassemblies. The Company has also retained, from time to time, third-party design services in the development of application-specific integrated circuits. The Company's reliance on third-party subcontractors involves a number of risks, including the potential absence of adequate capacity, the unavailability of or interruption in access to certain process technologies, and reduced control over product quality, delivery schedules, manufacturing yields and costs. Any disruption in the Company's relationships with third-party subcontractors and the Company's inability to develop alternative sources if and as required in the future could result in delays or reductions in product shipments or increases in product costs, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing".

     The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in its products to perform key functions. The inability to maintain any such software licenses on commercially reasonable terms could result in shipment delays or reductions until equivalent software could be developed or licensed and integrated into the Company's products, which could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Proprietary Rights".

POTENTIAL ACQUISITIONS

     The Company may in the future pursue acquisitions of businesses, products and technologies, or the establishment of joint venture arrangements, that could expand the Company's business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired or jointly developed business, technology or product could cause diversion of management's time and resources. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. Further, no assurance can be given that any acquired business or joint venture will be successfully integrated with the Company's operations. If any such acquisition or joint venture were to occur, there can be no assurance that the Company will receive the intended benefits of the acquisition or joint venture.

PROPRIETARY RIGHTS

     The telecommunications industry is characterized by the existence of a large number of patents and frequent allegations of patent infringement. The Company has received, and may receive in the future, notices from holders of patents that raise issues as to possible infringement by the Company's products. As the number of telecommunications network management products increases and the functionality of these products further overlaps, the Company believes that it may become increasingly subject to allegations of infringement. To date, the Company has engaged in correspondence with third-party holders of patents as a result of two such notices. The Company believes that its products do not infringe any valid patents cited in the notices received. However, questions of infringement and the validity of patents in the field of telecommunications signaling technologies involve highly technical and subjective analyses. There can be no assurance that any such patent holders or others will not in the future initiate legal proceedings against the Company or that, if any such proceedings were initiated, the Company would be successful in defending against such proceedings. Any such proceeding could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force the Company to enter into royalty or license agreements rather than dispute the merits of any such proceeding initiated against the Company. There can be no assurance that any such royalty or license agreements would be available on terms acceptable to the Company, if at all. Any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's continued success is dependent in part upon its proprietary technology. To protect its proprietary technology, the Company relies on a combination of technical innovation, trade secret, copyright and trademark laws, non-disclosure agreements and, to a lesser extent, patents, each of which affords only limited protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the U.S. Despite the measures taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary technology and information without authorization. Policing unauthorized use of the Company's products is difficult, and litigation may be necessary in the future to enforce the Company's intellectual property rights. Any such litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management resources, and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be successful in protecting its proprietary technology or that the Company's proprietary rights will provide a meaningful competitive advantage to the Company. See "Business -- Proprietary Rights".

PRODUCT LIABILITY

     Products as complex as those offered by the Company may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing by the Company, are not discovered until after a product has been installed and used by customers, which could result in delayed market acceptance of the product or damage to the Company's reputation and business. To date, the Company has not been materially adversely affected by products containing defects or errors. The Company attempts to include provisions in its agreements with customers that are designed to limit the Company's exposure to potential liability for damages arising out of defects or errors in or the use of the Company's products. However, the nature and extent of such limitations tend to vary from customer to customer and it is possible that such limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Although the Company has not experienced any product liability suits to date, the sale and support of the Company's products entails the risk of such claims. Any product liability claim brought against the Company, regardless of its merit, could result in material expense to the Company, diversion of management time and attention, and damage to the Company's business reputation and its ability to retain existing customers or attract new customers. See "-- Year 2000 Compliance" and "Business -- Products -- Products Under Development" and "-- Research and Development".

CONTROL BY PRINCIPAL STOCKHOLDERS


     Upon completion of the offerings, the Company's three founders, Samuel S. Simonian, Elie S. Akilian and Mark A. Weinzierl will beneficially own 28.0%, 28.2% and 28.1% of the outstanding shares of Common Stock (27.5%, 27.7% and 27.5%, respectively, if the Underwriters' over-allotment options are exercised in full). Consequently, two or more of such individuals, acting together, will be able to control the outcome of all matters submitted for stockholder action, including the election of the Board of Directors of the Company and the approval of significant corporate transactions, and will effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company. In addition, following the offerings, Messrs. Simonian, Akilian and Weinzierl will constitute three of the six members of the Board of Directors and will have significant influence in directing the actions taken by the directors. See "Management" and "Principal and Selling Stockholders".

YEAR 2000 COMPLIANCE

     Many currently-installed computer systems and software products are coded to accept only two-digit entries in date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, telecommunications equipment, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the telecommunications and software industries concerning the potential effects associated with such compliance.


     The Company believes that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or replace their current software systems to achieve Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by the Company. Many customers and potential customers may also defer installing or purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially deferred sales. Conversely, Year 2000 issues may cause other companies to accelerate installations or purchases, thereby causing an increase in short-term revenues and a consequent decrease in long-term revenues from products. Additionally, Year 2000 issues could cause a significant number of companies, including current customers of the Company, to reevaluate their current system needs and as a result consider switching to other systems or suppliers. These Year 2000 issues could materially adversely affect the Company's business, financial condition and results of operations.


     The Company has reviewed its products offered to customers, and believes that the versions currently offered to customers are Year 2000 compliant. Certain earlier versions of its Spectra product are not Year 2000 compliant, and the Company has developed and is offering upgrades to customers that would bring such earlier versions into compliance with Year 2000 requirements. Nonetheless, there can be no assurance that the Company's products, particularly when such products incorporate third-party software, contain all date code changes necessary to ensure Year 2000 compliance. Although the Company has not experienced any Year 2000-related product liability claims or lawsuits to date, the sale and support of products that are not Year 2000 compliant entail the risk of such claims and lawsuits. The Company's defense against any future lawsuits, regardless of their merit, could result in substantial expense to the Company as well as the diversion of management time and attention. In addition, Year 2000 product liability claims, regardless of the merit or eventual outcome of such claims, could affect the Company's business reputation and its ability to retain existing customers or attract new customers which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, an inventory and analysis of internal management and other information systems has been performed and the Company has determined that it will be required to upgrade certain portions of its computer hardware and software tools so that they will be Year 2000 compliant. These upgrades are being and will continue to be made in conjunction with the Company's overall information systems initiatives. In addition, the Company is contacting third-party vendors to ensure that any of their products that are incorporated into the Company's products or currently in use by the Company can adequately deal with the change in century. Areas being addressed include third-party suppliers of semiconductors and other components of the Company's products as well as full reviews of the Company's manufacturing equipment, telephone and voice mail systems, security systems and other office support systems. The Company also plans to formally communicate with significant suppliers and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. To date, no information technology initiatives have been deferred by the Company as a result of its Year 2000 compliance project.


     The Company expects to complete its Year 2000 project during the fall of 1999. The Company believes that the aggregate incremental costs related to the Year 2000 project have not been, and are not expected to be, material to the Company's results of operations, financial position and cash flows. The Company does not separately track internal costs incurred for the Year 2000 project. Such costs are principally for software upgrades, and are being funded through operating cash flows. Based on available information, the Company does not believe any material exposure to significant business interruption exists as a result of Year 2000 compliance issues, or that the cost of remedial actions will have a material adverse effect on its business, financial condition or results of operations. Accordingly, the Company has not adopted any formal contingency plan in the event its Year 2000 compliance project is not completed in a timely manner.


SECURITY

     The Company has included security features in certain of its products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, the Company's products may be vulnerable to breaches in security due to defects in the security mechanisms, as well as vulnerabilities inherent in the operating system or hardware platform on which the product runs, and/or the networks linked to that platform. Security vulnerabilities, regardless of origin, could jeopardize the security of information stored in and transmitted through the computer systems of the Company's customers. Solving any security problems may require significant capital expenditures and adversely affect the Company's reputation and product acceptance which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Product Liability".

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder may consider favorable, including provisions: authorizing the issuance of "blank check" preferred stock; providing for a classified Board of Directors with staggered, three-year terms; prohibiting cumulative voting in the election of directors; requiring super-majority voting to effect certain amendments to the Certificate of Incorporation and Bylaws; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders meetings. Certain provisions of Delaware law and the Company's stock incentive plans may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. See "Management -- 1998 Stock Option/Stock Issuance Plan" and "Description of Capital Stock -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions".

NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the offerings, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after the offerings. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     Factors that may cause the market price of the Common Stock to fluctuate significantly after the offerings include variations in the Company's results of operations; future sales of Common Stock; the announcement of technological innovations or new products by the Company, its competitors and others; market analysts' estimates of the Company's performance; and general market conditions. The public markets have experienced volatility that has particularly affected the market prices of securities of many technology companies for reasons that have often been unrelated to operating results. Such volatility may adversely affect the market price of the Common Stock and the Company's visibility and credibility in its markets.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Common Stock after the offerings could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the offerings, the Company will have outstanding 44,737,450 shares of Common Stock (45,599,950 shares if the Underwriters' over-allotment options are exercised in full), assuming no exercise of options after December 31, 1998. Of these shares, the 5,750,000 shares offered hereby (6,612,500 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The remaining 38,987,450 shares of Common Stock outstanding upon completion of the offerings will be "restricted securities" as that term is defined in Rule 144.



     Upon the expiration of lock-up agreements between the Company's stockholders and the Underwriters (the "Lock-Up Agreements"), beginning 180 days after the date of this Prospectus, 37,937,000 shares held by certain stockholders of the Company will become eligible for sale pursuant to the volume, manner of sale and notice requirements of Rule 144 and 1,160,450 shares held by certain other stockholders of the Company will become eligible for sale without regard to the volume limitations and manner of sale and notice requirements of Rule 144. In addition, as of December 31, 1998, there were outstanding options to purchase an aggregate of 1,947,000 shares of Common Stock. Pursuant to the lock-up provisions set forth in the stock option agreements used under the Company's 1995 Employee Stock Option Plan, 1,083,000 shares underlying such options will become eligible for sale pursuant to Rule 701 under the Securities Act ("Rule 701") beginning 180 days after the date of this Prospectus, and the remaining 864,000 shares underlying such options will become eligible for sale pursuant to Rule 701 more than 180 days after the date of this Prospectus as such options vest. See "Shares Eligible for Future Sale".


IMMEDIATE SUBSTANTIAL DILUTION


     Purchasers of Common Stock in the offerings will incur immediate,
substantial dilution in net tangible book value per share of $     (assuming an
initial public offering price of $     per share). In addition, the Company has
issued options to acquire Common Stock at prices substantially below the initial public offering price. To the extent such options are exercised, there will be further dilution. See "Dilution".

                                USE OF PROCEEDS


     Based on an assumed initial public offering price of $     per share, the
Company will receive approximately $     million from the sale of shares of
Common Stock to be sold by the Company pursuant to the offerings (approximately
$     million if the Underwriters' over-allotment options are exercised in full)
after deducting the estimated underwriting discount and estimated offering expenses payable by the Company.


     The principal purposes of the offerings are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets, to provide liquidity for certain of the Company's existing stockholders and to provide increased visibility of the Company in a marketplace where many of its competitors are publicly held companies.

     The Company currently intends to use the net proceeds of the offerings for working capital and general corporate purposes, including financing accounts receivable and capital expenditures made in the ordinary course of its business. The Company may also apply a portion of the proceeds of the offerings to acquire businesses, products and technologies, or enter into joint venture arrangements, that are complementary to the Company's business and product offerings. Although the Company has not identified any specific businesses, products, technologies or joint ventures that it may acquire or enter into, nor are there any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its capital stock since 1993 and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Future dividends, if any, will be determined by the Board of Directors. The Company's revolving credit facility restricts the payment of cash dividends without the bank's consent.

                                    DILUTION


     The net tangible book value of the Company at December 31, 1998 was $46.8 million, or $1.14 per share of Common Stock. Net tangible book value represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities. After giving effect to the Company's sale of 3,841,870 shares of Common Stock in the offerings at an assumed initial public offering price of
$     per share (assuming no exercise of the Underwriters' over-allotment options and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company), the Company's pro forma net tangible
book value at December 31, 1998 would have been $     million, or $     per
share of Common Stock. This represents an immediate increase in net tangible
book value of $     per share to the Company's existing stockholders and an
immediate dilution in net tangible book value of $     per share to new
investors purchasing shares of Common Stock in the offerings. The following table illustrates the per share dilution in net tangible book value to new investors:



Assumed initial public offering price per share.............          $
  Net tangible book value per share as of December 31,
     1998...................................................  $1.14
  Increase per share attributable to new investors..........
                                                              -----
Pro forma net tangible book value per share after the
  offerings.................................................
                                                                      ------
Dilution per share to new investors in the offerings........          $
                                                                      ======



     The following table sets forth, as of December 31, 1998, the differences in the number of shares purchased, consideration paid and the average price per share paid to the Company by existing stockholders and by investors purchasing shares of Common Stock in the offerings at an assumed initial public offering
price of $     (assuming no exercise of the Underwriters' over-allotment options and before deducting the estimated underwriting discount and estimated offering expenses):



                               SHARES PURCHASED       TOTAL CONSIDERATION
                             --------------------    ---------------------    AVERAGE PRICE
                               NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                             ----------   -------    -----------   -------    -------------
Existing stockholders(1)...  40,895,580     91.4%    $    46,000         %            *(2)
New investors(1)...........   3,841,870      8.6                                 $
                             ----------    -----     -----------    -----
          Total............  44,737,450    100.0%    $              100.0%
                             ==========    =====     ===========    =====


---------------


(1) The net effect of sales by the Selling Stockholders in the offerings will be to reduce the number of shares held by existing stockholders to 38,987,450 or 87.1% of the total number of shares of Common Stock outstanding after the offerings, and to increase the number of shares held by new investors to 5,750,000 or 12.9% of the total number of shares of Common Stock outstanding after the offerings.


(2) Less than $0.01 per share.


     The preceding table assumes no exercise of any stock options outstanding as of December 31, 1998. As of December 31, 1998, there were outstanding stock options to purchase a total of 1,947,000 shares of Common Stock, with exercise prices ranging from $0.60 to $4.20 per share and with a weighted-average exercise price of $1.67 per share. To the extent these options are exercised, new investors will experience further dilution. See "Management -- 1998 Stock Option/ Stock Issuance Plan" and Note 6 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1998, and such capitalization as adjusted to reflect the sale by the Company of 3,841,870 shares of Common Stock in the offerings at an assumed
initial public offering price of $      per share. See "Use of Proceeds".



                                                                DECEMBER 31, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $0.001 par value, no shares authorized;
     and 25,000,000 shares authorized and none issued.......  $    --    $     --
  Common Stock, $0.001 par value, 175,000,000 shares
     authorized; 40,934,422 shares issued; and 44,737,450
     shares issued, as adjusted(1)..........................       41          45
  Additional paid-in capital................................    1,236
  Unearned compensation.....................................     (464)       (464)
  Treasury stock, at cost (38,842 shares)...................     (217)         --
  Retained earnings.........................................   46,217      46,217
                                                              -------    --------
     Total stockholders' equity.............................   46,813
                                                              -------    --------
     Total capitalization...................................  $46,813    $
                                                              =======    ========


---------------


(1) Excludes 1,947,000 shares of Common Stock issuable upon exercise of options outstanding as of December 31, 1998, with exercise prices ranging from $0.60 to $4.20 per share and with a weighted-average exercise price of $1.67 per share. See "Management -- 1998 Stock Option/ Stock Issuance Plan" and Note 6 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this Prospectus. The statements of income data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from the Consolidated Financial Statements included elsewhere in this Prospectus which have been audited and reported on by Ernst & Young LLP, independent auditors. The statements of income data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 are derived from financial statements not included herein which have been audited and reported on by Ernst & Young LLP, independent auditors.



                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1994      1995      1996      1997      1998
                                                              -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
Revenues....................................................  $12,247   $17,531   $42,041   $57,701   $77,428
Cost of revenues............................................    3,523     5,961    13,650    15,783    22,404
                                                              -------   -------   -------   -------   -------
  Gross profit..............................................    8,724    11,570    28,391    41,918    55,024
Operating expenses:
  Sales and marketing.......................................    1,630     2,767     5,488     7,741     8,612
  General and administrative................................    1,347     1,883     3,185     5,423     6,592
  Research and development..................................    4,042     4,681     6,430     9,658    15,667
                                                              -------   -------   -------   -------   -------
        Total operating expenses............................    7,019     9,331    15,103    22,822    30,871
                                                              -------   -------   -------   -------   -------
Income from operations......................................    1,705     2,239    13,288    19,096    24,153
Other income (expense):
  Interest income...........................................       24        75        20       147       834
  Interest expense..........................................      (10)       (6)      (42)     (123)       --
  Other.....................................................      (17)       (5)       (6)       (8)       (7)
                                                              -------   -------   -------   -------   -------
Income before provision for income taxes....................    1,702     2,303    13,260    19,112    24,980
Provision for income taxes..................................      468       644     4,324     6,398     7,895
                                                              -------   -------   -------   -------   -------
Net income..................................................  $ 1,234   $ 1,659   $ 8,936   $12,714   $17,085
                                                              =======   =======   =======   =======   =======
Basic net income per share..................................  $  0.03   $  0.04   $  0.22   $  0.31   $  0.42
Diluted net income per share................................  $  0.03   $  0.04   $  0.22   $  0.30   $  0.40
Shares used in computing basic net income per share(1)......   39,600    39,600    40,615    40,855    40,879
Shares used in computing diluted net income per share(1)....   39,600    41,207    41,069    41,722    42,452



                                                                               DECEMBER 31,
                                                              ----------------------------------------------
                                                               1994     1995      1996      1997      1998
                                                              ------   -------   -------   -------   -------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  166   $   181   $   742   $ 3,386   $21,914
Working capital.............................................   4,569     6,130    15,101    24,290    38,313
Total assets................................................   7,551    18,641    27,105    38,758    65,508
Stockholders' equity........................................   5,971     7,629    16,614    29,386    46,813


---------------

(1) See Note 9 of Notes to Consolidated Financial Statements for the determination of shares used in computing basic and diluted net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that are subject to business and economic risks and uncertainties. All statements, trends and other information contained in this Prospectus relative to markets for the Company's products and trends in revenue, gross margin and anticipated expense levels, as well as other statements, including such words as "anticipate", "believe", "plan", "estimate", "expect", "intend", "may" and "should" and other similar expressions, constitute forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Inet was founded in 1989, and during the early stages of its operations it focused primarily on developing and selling diagnostic tools that addressed a predecessor to the SS7 signaling protocol. As the telecommunications industry increasingly adopted SS7, the Company shifted its focus to developing and deploying SS7-based solutions as well as broadening its product offerings. Spectra was first introduced in December 1990 and is currently in its ninth generation release. Beginning in 1993, the Company focused a significant portion of its product development efforts on developing a complete monitoring and surveillance solution for SS7 networks, culminating in the introduction of GeoProbe in late 1995. The Company continues to focus significant resources on the development of enhancements to Spectra and enhancements and add-on applications to GeoProbe.


     Historically, the Company has generated substantially all of its revenues from Spectra and GeoProbe. As a result, factors adversely affecting GeoProbe and Spectra, such as the condition of the telecommunications market, competition, technological change and disputes regarding proprietary rights utilized in these products, would have a material adverse effect on the pricing of and demand for these products. Revenues attributable to Spectra represented a majority of total revenues in 1997. Revenues attributable to GeoProbe represented a majority of total revenues in 1998. Although Inet expects Spectra revenues to continue to represent a significant portion of total revenues for the foreseeable future, Spectra sales are expected to continue to decline as a percentage of total revenues as a result of increasing sales of GeoProbe. The remaining revenues are derived from sales of other products and training, warranty and support services related to the Company's products.



     Product revenues are generally recognized in the period the Company has completed substantially all hardware manufacturing and/or software development to contractual specifications, factory testing has been completed, the product has been shipped to the customer, the fee is fixed and determinable and collection is considered probable by the Company's management. When the Company has significant obligations subsequent to shipment (e.g., installation and system integration), revenues are not recognized prior to the time the system has been delivered and installed at the customer's premises and there are no significant unfulfilled obligations. Revenues from arrangements that include significant acceptance terms beyond the Company's standard terms are not recognized until acceptance has occurred. Under the standard terms of the Company's contracts, customer acceptance can only be withheld if the Company's product does not meet standard specifications established by the Company. Revenues from product support services, including product support services included in initial licensing fees, are recognized ratably over the contract period. Post-contract support services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value determined using vendor-specific objective evidence.

     During the last three years, a substantial portion of the Company's total revenues were derived from customers located outside of the U.S., and Inet believes that continued growth and profitability will require expansion of its sales in international markets. The Company currently maintains a product support facility and a sales support facility outside London, England, a product development facility in the Republic of Armenia and a sales support facility in Frankfurt, Germany, and expects to establish additional international sales and other offices in the future. To date, international sales have been denominated solely in U.S. dollars and, accordingly, the Company has not been exposed to fluctuations in non-U.S. currency exchange rates. However, Inet expects that in future periods a portion of international sales may be denominated in currencies other than U.S. dollars, thereby exposing the Company to gains and losses on non-U.S. currency transactions. The Company may choose to limit such exposure by entering into various hedging strategies. There can be no assurance that any such hedging strategies undertaken by Inet would be successful in avoiding exchange rate-related losses. For a discussion of a number of other risks associated with international operations, see "Risk Factors -- International Operations".



     Beginning in the last six months of 1997 and continuing into 1999, the Asia/Pacific region has experienced unstable local economies and significant devaluations of local currencies. These instabilities may continue or worsen, which could have a material adverse effect on the Company's results of operations as sales to customers in this region constituted approximately 7.5% of total revenues in 1998. At December 31, 1998, the Company's collection risks with respect to customers in the Asia/Pacific region were not significant.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items reflected in the Company's consolidated statements of income:


                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1997     1998
                                                              ------   ------   ------
PERCENTAGE OF TOTAL REVENUES:
Revenues....................................................  100.0%   100.0%   100.0%
Cost of revenues............................................   32.5     27.4     28.9
                                                              -----    -----    -----
  Gross profit..............................................   67.5     72.6     71.1
                                                              -----    -----    -----
Operating expenses:
  Sales and marketing.......................................   13.0     13.4     11.1
  General and administrative................................    7.6      9.4      8.5
  Research and development..................................   15.3     16.7     20.3
                                                              -----    -----    -----
          Total operating expenses..........................   35.9     39.5     39.9
                                                              -----    -----    -----
Income from operations......................................   31.6     33.1     31.2
Other income (expense)......................................   (0.1)     0.0      1.1
                                                              -----    -----    -----
Income before provision for income taxes....................   31.5     33.1     32.3
Provision for income taxes..................................   10.3     11.1     10.2
                                                              -----    -----    -----
Net income..................................................   21.2%    22.0%    22.1%
                                                              =====    =====    =====



  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998



  REVENUES



     Total revenues increased 37.2% from $42.0 million in 1996 to $57.7 million in 1997, and increased an additional 34.2% from 1997 to $77.4 million in 1998. The increase was primarily due to an increase in unit sales during 1997 and 1998. The Company anticipates that any changes in revenues in future periods will be attributable primarily to changes in sales volume. Revenues from sales of product other than Spectra and GeoProbe collectively accounted for 5% or less of total revenues in these years. International sales represented 49.4%, 52.6% and 52.2% of total revenues in 1996, 1997 and 1998, respectively. The Company anticipates that in the future individual, large dollar sales may represent a greater percentage of total revenues. Accordingly, the deferral or loss of one or more of these significant sales could materially adversely affect operating results in a particular period, particularly if there are significant sales and marketing expenses associated with the deferred or lost sales.



  COST OF REVENUES



     Cost of revenues consists primarily of hardware expenses and personnel costs related to the manufacturing, installation and support of the Company's products. Cost of revenues increased 15.6% from $13.7 million in 1996 to $15.8 million in 1997, and increased an additional 42.0% from 1997 to $22.4 million in 1998. Cost of revenues represented 32.5%, 27.4% and 28.9% of total revenues in 1996, 1997 and 1998, respectively. The decreases in absolute dollars and as a percentage of total revenues during 1997 primarily resulted from the absence of start-up costs associated with the GeoProbe product (which was introduced in 1996), as well as a decrease in the cost of semiconductor memory chips. The increase in absolute dollars during 1998 primarily resulted from costs associated with increased unit sales. There can be no assurance that expenses associated with the initial release of other new products will not be incurred in future periods. New product offerings or changes in the Company's product mix can affect the cost of revenues as a percentage of total revenues. The Company believes that for at least 1999, cost of revenues should not vary significantly as a percentage of total revenues from the level experienced in 1998.



  OPERATING EXPENSES



     SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel, travel and facilities expenses related to sales and marketing, distributor commissions and expenses of trade shows and advertising. Sales and marketing expenses increased 41.1% from $5.5 million in 1996 to $7.7 million in 1997, and increased an additional 11.3% from 1997 to $8.6 million in 1998. These expenses represented 13.0%, 13.4% and 11.1% of total revenues in 1996, 1997 and 1998, respectively. The increase in absolute dollars between 1996 and 1998 was primarily attributable to increased staffing as the Company established new domestic sales offices and increased marketing and promotional activities. The decrease as a percentage of total revenues during 1998 was primarily attributable to relatively higher growth in total revenues. The Company believes that sales and marketing expenses will increase in absolute dollars from the level experienced in 1998.



     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel, facilities and other costs of the administrative and executive departments of the Company as well as fees and expenses associated with legal and accounting requirements. General and administrative expenses increased 70.3% from $3.2 million in 1996 to $5.4 million in 1997, and increased an additional 21.6% from 1997 to $6.6 million in 1998. These expenses represented 7.6%, 9.4% and 8.5% of total revenues in 1996, 1997 and 1998, respectively. The increase in absolute dollars between 1996 and 1997 was primarily attributable to increased staffing costs associated with the growth of the Company's business and, to a lesser extent, the establishment of bad debt reserves. The increase in absolute dollars between 1997 and 1998 was primarily attributable to increased staffing costs. General and administrative expenses increased as a percentage of total revenues during 1997 primarily due to increased staffing costs incurred in anticipation of future growth and because the Company had not previously established bad debt reserves. General and administrative expenses decreased as a percentage of total revenues during 1998 primarily due to relatively higher growth in total revenues and the Company's ability to leverage its base of resources to support a larger organization. The Company anticipates that general and administrative expenses will continue to increase in absolute dollars for the foreseeable future as the Company accommodates its growth, adds related infrastructure and incurs expenses related to being a public company.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and other compensation expenses associated with the Company's research and development activities. Research and development expenses increased 50.2% from $6.4 million in 1996 to $9.7 million in 1997, and increased an additional 62.2% from 1997 to $15.7 million in 1998. These expenses represented 15.3%, 16.7% and 20.3% of total revenues in 1996, 1997 and 1998, respectively. The increase in absolute dollars and as a percentage of total revenues over this period was primarily attributable to increased staffing dedicated to research and development activities. The Company expects that research and development expenses in future periods will increase in absolute dollars as these investments are crucial to the Company's ability to evolve its technologies and expand its product offerings to meet its customers' needs.



     In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time subsequent costs are capitalized until the product is available for general release to customers. To date, either the establishment of technological feasibility of the Company's products and their general release have substantially coincided or costs incurred subsequent to the achievement of technological feasibility have not been material. As a result, software development costs qualifying for capitalization have been insignificant, and the Company has not capitalized any software development costs.



  OTHER INCOME



     Other income (expense) was ($28,000), $16,000 and $827,000 in 1996, 1997 and 1998, respectively. The increase in 1997 and 1998 resulted from increased interest earned on higher balances of cash and cash equivalents resulting from increased cash flow from operations. The 1997 interest income was partially offset by interest expense attributable to additional indebtedness.



  PROVISION FOR INCOME TAXES



     The Company recorded income tax expense of $4.3 million, $6.4 million and $7.9 million in 1996, 1997 and 1998, respectively. The Company's effective income tax rates were 32.6%, 33.5% and 31.6% in 1996, 1997 and 1998, respectively. The increase in the effective tax rate in 1997 was primarily due to higher levels of income. The decrease in the effective tax rate in 1998 was primarily due to lower state income taxes.



SELECTED QUARTERLY FINANCIAL RESULTS



     The following tables set forth unaudited consolidated statements of income data for the eight quarters ended December 31, 1998, as well as such data expressed as a percentage of the Company's total revenues for such periods. This data has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the Consolidated Financial Statements included elsewhere herein and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and the

Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                                                   QUARTER ENDED
                                                  -------------------------------------------------------------------------------
                                                                   1997                                     1998
                                                  --------------------------------------   --------------------------------------
                                                  MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                                  -------   -------   --------   -------   -------   -------   --------   -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................................  $11,608   $13,482   $12,136    $20,475   $15,512   $18,653   $20,470    $22,792
Cost of revenues................................    3,217    3,423      4,164      4,979     4,546    5,067      5,959      6,832
                                                  -------   -------   -------    -------   -------   -------   -------    -------
 Gross profit...................................    8,391   10,059      7,972     15,496    10,966   13,586     14,511     15,960
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Operating expenses:
 Sales and marketing............................    2,209    1,963      1,831      1,738     1,674    2,118      2,439      2,382
 General and administrative.....................    1,189    1,235      1,373      1,626     1,644    1,613      1,650      1,685
 Research and development.......................    2,180    2,124      2,468      2,886     3,199    3,511      4,341      4,615
                                                  -------   -------   -------    -------   -------   -------   -------    -------
   Total operating expenses.....................    5,578    5,322      5,672      6,250     6,517    7,242      8,430      8,682
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Income from operations..........................    2,813    4,737      2,300      9,246     4,449    6,344      6,081      7,278
Interest income.................................       31       18         43         56       125      197        266        245
Interest expense................................      (18)     (26)       (68)       (12)       --       --         --         --
Other income (expense)..........................        3       (1)        --         (9)       --       --         --         (7)
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Income before provision for income taxes........    2,829    4,728      2,275      9,281     4,574    6,541      6,347      7,516
Provision for income taxes......................      947    1,583        762      3,106     1,537    2,330      1,844      2,183
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Net income......................................  $ 1,882   $3,145    $ 1,513    $ 6,175   $ 3,037   $4,211    $ 4,503    $ 5,333
                                                  =======   =======   =======    =======   =======   =======   =======    =======
Basic net income per share......................  $  0.05   $ 0.08    $  0.04    $  0.15   $  0.07   $ 0.10    $  0.11    $  0.13
Diluted net income per share....................  $  0.05   $ 0.08    $  0.04    $  0.15   $  0.07   $ 0.10    $  0.11    $  0.13
Shares used in computing basic net income per
 share(1).......................................   40,836   40,862     40,862     40,862    40,862   40,874     40,886     40,896
Shares used in computing diluted net income per
 share(1).......................................   41,367   41,389     42,027     42,103    42,277   42,277     42,614     42,640


---------------

(1) See Note 9 of Notes to Consolidated Financial Statements for the determination of shares used in computing basic and diluted net income per share.


                                                                                   QUARTER ENDED
                                                  -------------------------------------------------------------------------------
                                                                   1997                                     1998
                                                  --------------------------------------   --------------------------------------
                                                  MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                                  -------   -------   --------   -------   -------   -------   --------   -------
PERCENTAGE OF TOTAL REVENUES:
Revenues........................................    100.0%   100.0%     100.0%     100.0%    100.0%   100.0%     100.0%     100.0%
Cost of revenues................................     27.7     25.4       34.3       24.3      29.3     27.2       29.1       30.0
                                                  -------   -------   -------    -------   -------   -------   -------    -------
 Gross profit...................................     72.3     74.6       65.7       75.7      70.7     72.8       70.9       70.0
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Operating expenses:
 Sales and marketing............................     19.1     14.6       15.1        8.5      10.8     11.4       11.9       10.5
 General and administrative.....................     10.2      9.1       11.3        7.9      10.6      8.6        8.1        7.4
 Research and development.......................     18.8     15.8       20.3       14.1      20.6     18.8       21.2       20.2
       Total operating expenses.................     48.1     39.5       46.7       30.5      42.0     38.8       41.2       38.1
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Income from operations..........................     24.2     35.1       19.0       45.2      28.7     34.0       29.7       31.9
Interest income.................................      0.4      0.2        0.3        0.3       0.8      1.1        1.3        1.1
Interest expense................................     (0.2)    (0.2)      (0.6)      (0.1)      0.0      0.0        0.0        0.0
Other income (expense)..........................      0.0     (0.0)       0.0       (0.0)      0.0      0.0        0.0       (0.0)
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Income before provision for income taxes........     24.4     35.1       18.7       45.4      29.5     35.1       31.0       33.0
Provision for income taxes......................      8.2     11.8        6.2       15.2       9.9     12.5        9.0        9.6
                                                  -------   -------   -------    -------   -------   -------   -------    -------
Net income......................................     16.2%    23.3%      12.5%      30.2%     19.6%    22.6%      22.0%      23.4%
                                                  =======   =======   =======    =======   =======   =======   =======    =======



     The Company's operating results historically have been influenced by certain seasonal fluctuations, with revenues tending to be strongest in the fourth quarter of each year. The Company believes that this seasonality has been due to the capital appropriation practices of many of its customers. The Company expects that in future periods this seasonal trend may cause revenues for the March 31 quarter to remain consistent with, or decrease from, the level achieved in the preceding quarter.



     Sales and marketing expenses generally decreased as a percentage of total revenues during each quarter of 1997 primarily due to decreased sales through indirect sales channels, which typically require the payment of higher commissions than sales through the Company's direct sales organization. Sales through indirect sales channels may increase in future periods.

     General and administrative expenses generally increased in absolute dollars during each quarter and fluctuated between 7.4% and 11.3% of total revenues during the eight quarters ended December 31, 1998. The growth of general and administrative expenses in absolute dollars has been primarily due to increases in personnel and related costs required to support the growth of the Company. Such expenses have fluctuated as a percentage of total revenues primarily due to variability in total revenues and because certain of such expenses were incurred in anticipation of future revenues.



     Research and development expenses increased in absolute dollars during each quarter from the quarter ended June 30, 1997. However, such expenses fluctuated between 14.1% and 21.2% of total revenues during those periods primarily due to variability in total revenues.



     Income from operations fluctuated between 19.0% and 45.2% of total revenues during the eight quarters ended December 31, 1998. A large portion of the Company's operating expenses, including rent and salaries, are set based upon expected future revenues. Accordingly, if revenues are below expectations, operating results are likely to be adversely and disproportionately affected because such operating expenses are not variable in the short term, and cannot be quickly reduced to respond to anticipated decreases in revenues.


LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, the Company has funded its operations and met its capital expenditure requirements primarily through cash flows from operations and bank borrowings. The Company had working capital of $38.3 million at December 31, 1998, compared with $24.3 million at December 31, 1997. At December 31, 1998, the Company had $21.9 million in cash and cash equivalents, an increase of $18.5 million from $3.4 million in cash and cash equivalents at December 31, 1997.



     The Company currently maintains a $10.0 million revolving credit facility with a commercial bank that expires in June 2000. Up to $5.0 million of the credit facility may be used to issue letters of credit. At the Company's option, borrowings under the credit facility bear interest at either (i) the bank's prime rate less up to 0.50% or (ii) the London interbank offered rate (LIBOR), as adjusted to meet specified Federal Reserve requirements with respect to Eurocurrency liabilities, plus up to 1.50%. The credit facility is secured by all of the Company's accounts receivable, inventories, property, equipment and investments and contains customary restrictive covenants, including covenants requiring the Company to maintain certain financial ratios and restricts the payment of cash dividends without the bank's consent, and requires the payment of a commitment fee equal to 0.125% of the unused portion of the facility. At December 31, 1998, no amounts were outstanding under the credit facility, and the amount available to the Company, after considering outstanding letters of credit, was $9.97 million.



     Cash provided by operating activities was $1.8 million, $7.8 million and $24.5 million in 1996, 1997 and 1998, respectively. Operating cash flows in 1997 increased primarily due to increased levels of income from operations, partially offset by increases in trade accounts and unbilled receivables and a decrease in accounts payable. Operating cash flows in 1998 increased primarily due to increased levels of income from operations, an increase in deferred revenue and a decrease in unbilled receivables, partially offset by an increase in trade accounts receivable. Cash used in investing activities was primarily related to purchases of property and equipment, and aggregated $2.1 million, $3.8 million and $6.0 million in 1996, 1997 and 1998, respectively. Financing activities related primarily to proceeds of borrowings and repayment of borrowings. Financing activities provided cash of $837,000 in 1996, used cash of $1.4 million in 1997 and provided cash of $9,000 in 1998. At December 31, 1998, the Company did not have any material commitments for capital expenditures.


     The Company may in the future pursue acquisitions of businesses, products or technologies, or enter into joint venture arrangements, that could complement or expand the Company's business and product offerings. Any material acquisition or joint venture could result in a decrease in the

Company's working capital depending on the amount, timing and nature of the consideration to be paid. See "Risk Factors -- Potential Acquisitions".

     Inet believes that the net proceeds received by the Company from the offerings, together with current cash balances, potential cash flows from operations and available borrowings under its revolving credit facility will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and other activities for at least the next 12 months. Thereafter, if current sources are not sufficient to meet the Company's needs, it may seek additional equity or debt financing. In addition, any material acquisition of complementary businesses, products or technologies or material joint venture could require the Company to obtain additional equity or debt financing. There can be no assurance that such additional financing would be available on acceptable terms, if at all.

YEAR 2000 COMPLIANCE


     The Company believes that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or replace their current software systems to achieve Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by the Company. Many customers and potential customers may also defer installing or purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially deferred sales. Conversely, Year 2000 issues may cause other companies to accelerate installations or purchases, thereby causing an increase in short-term revenues and a consequent decrease in long-term revenues from products. Additionally, Year 2000 issues could cause a significant number of companies, including current customers of the Company, to reevaluate their current system needs and as a result consider switching to other systems or suppliers. These Year 2000 issues could materially adversely affect the Company's business, financial condition and results of operations.


     The Company has reviewed its products offered to customers, and believes that the versions currently offered to customers are Year 2000 compliant. Certain earlier versions of its Spectra product are not Year 2000 compliant, and the Company has developed and is offering upgrades to customers that would bring such earlier versions into compliance with Year 2000 requirements. Nonetheless, there can be no assurance that the Company's products, particularly when such products incorporate third-party software, contain all date code changes necessary to ensure Year 2000 compliance. Although the Company has not experienced any Year 2000-related product liability claims or lawsuits to date, the sale and support of products that are not Year 2000 compliant entail the risk of such claims and lawsuits. The Company's defense against any future lawsuits, regardless of their merit, could result in substantial expense to the Company as well as the diversion of management time and attention. In addition, Year 2000 product liability claims, regardless of the merit or eventual outcome of such claims, could affect the Company's business reputation and its ability to retain existing customers or attract new customers which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.


     In addition, an inventory and analysis of internal management and other information systems has been performed and the Company has determined that it will be required to upgrade certain portions of its computer hardware and software tools so that they will be Year 2000 compliant. These upgrades are being and will continue to be made in conjunction with the Company's overall information systems initiatives. In addition, the Company is contacting third-party vendors to ensure that any of their products that are incorporated into the Company's products or currently in use by the Company can adequately deal with the change in century. Areas being addressed include third-party suppliers of semiconductors and other components of the Company's products as well as full reviews of the Company's manufacturing equipment, telephone and voice mail systems, security systems and other office support systems. The Company also plans to formally communicate with significant suppliers and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. To date, no information technology initiatives have been deferred by the Company as a result of its Year 2000 compliance project.


     The Company expects to complete its Year 2000 project during the fall of 1999. The Company believes that the aggregate incremental costs related to the Year 2000 project have not been, and are not expected to be, material to the Company's results of operations, financial position and cash flows. The Company does not separately track internal costs incurred for the Year 2000 project. Such costs are principally for software upgrades, and are being funded through operating cash flows. Based on available information, the Company does not believe any material exposure to significant business interruption exists as a result of Year 2000 compliance issues, or that the cost of remedial actions will have a material adverse effect on its business, financial condition or results of operations. Accordingly, the Company has not adopted any formal contingency plan in the event its Year 2000 compliance project is not completed in a timely manner.

                                    BUSINESS

OVERVIEW

     Inet provides solutions that enable telecommunications carriers to more effectively design, deploy, diagnose, monitor and manage communications networks that carry signaling information used to manage telephone calls. Inet's products also address the fundamental business needs of telecommunications carriers, such as improved billing, targeted sales and marketing, fraud prevention and enhanced call routing. Inet provides these comprehensive solutions primarily through its GeoProbe and Spectra product offerings.

     The GeoProbe system provides real-time monitoring of Common Channel Signaling System #7 ("SS7") networks and serves as an open platform for business applications developed by Inet, its customers or third parties. GeoProbe's monitoring applications enable early warning of network faults, collection of statistics for performance evaluation, real-time call tracing and troubleshooting. GeoProbe's associated business applications provide fraud detection tools, reconciliation of billing between carriers, service quality reports and marketing data. The Spectra product can be integrated within the GeoProbe platform or used on a stand-alone basis to provide diagnostic, emulation and load generation capabilities for use in the design, deployment, commissioning and diagnosis of signaling networks.


     Inet's objective is to be the dominant provider of advanced signaling network management solutions and associated business applications for telecommunications networks worldwide. Key elements of Inet's strategy to achieve this objective include expanding its global market share, increasing its domestic sales and penetration of its existing customer base, enhancing its technological leadership position in SS7 network management solutions, expanding its product offerings by leveraging its core competencies in SS7, Internet protocol and broadband communications protocols, and building relationships with strategic partners.



     As of December 31, 1998, the Company had sold its solutions to over 400 customers in 40 countries. The Company's target customers include telecommunications network carriers and equipment manufacturers throughout North America, Latin America, Europe and the Asia/Pacific region. To date, the Company's network carrier customers include AT&T, British Telecom, Deutsche Telekom, KPN Telecom, MCI WorldCom, Nextel, o.tel.o communications, Portugal Telecom, Singapore Telecom, Sprint, SPT Telecom, Swisscom, Telekom SA, Telia and Telstra, and its equipment manufacturer customers include Alcatel, Ascend, Cisco, Ericsson, Motorola and Nortel.


INDUSTRY BACKGROUND

     THE TELECOMMUNICATIONS INDUSTRY

     Historically, telecommunications carriers operated in a highly regulated environment with little or no competition. Recently, governments worldwide have begun to deregulate the telecommunications industry in order to reduce costs and improve service. Deregulation has allowed the emergence of many new telecommunications carriers and has increased the level of competition. New entrants to the global telecommunications landscape include competitive long distance and local exchange carriers; competitors to government post, telephone and telegraph companies ("PTTs") outside the U.S.; wireless carriers; resellers such as calling card providers; and Internet telephony providers.

     Greater competition is forcing telecommunications carriers to differentiate themselves by providing advanced, value-added services and features. Examples of these services include toll-free "800" numbers, prepaid calling cards, Caller ID, customized routing and billing and voice messaging. Carriers in a growing number of markets are also being required to provide Local Number Portability ("LNP"), which enables open access to competitors by allowing telephone numbers to be moved, or "ported", from one carrier to another.

     Telecommunications network architectures have significantly increased in complexity in order to accommodate the functionality requirements of value-added services and LNP. These "intelligent networks" allow various functions and service resources to be created and distributed flexibly throughout the network. For example, intelligent network functions enable carriers to provision, monitor and bill for multiple services in an efficient manner, which reduces cost and increases quality of service to the customer.


     The growth of intelligent networks, coupled with a significant worldwide increase in demand for telecommunications and Internet protocol-based and Internet-related data services, has resulted in corresponding demand for telecommunications infrastructure and advanced networking technologies, including network management inter-operability and diagnostic systems. Telecommunications networks operate in real time and are mission-critical to their end users. Thus, telecommunications carriers must provide the very highest quality and reliability of service to remain competitive.


     SS7 AND MODERN TELECOMMUNICATIONS NETWORK ARCHITECTURES

     A telecommunications network not only must convey information between points, it also must determine the best routes for connections, control the allocation of resources used to transfer the information and keep transaction records for billing and measurement purposes. A simple telephone call, or other network service such as voice message retrieval or a conference call, involves two types of information: the call content (voice, computer data or video) and information about the call (such as the party initiating the call and the number being called) which is required to connect, manage and bill for the transaction. This information about a telephone call or other service is generally referred to as "signaling".


     The first generation of telephone networks was designed to pass both call content and signaling over a single internal network path, called a "trunk", from the source of the call to the called destination. Signaling information was passed via audio tones or voltage changes on the telephone line or trunk connection. It became apparent, however, that the "single path" method of transferring both call content and signaling becomes inefficient and unreliable as network traffic grows, leading to network congestion and service quality problems. Single path signaling also lacks flexibility because the control information cannot be separated easily from the call content flowing over a trunk. As a result, advanced services cannot be offered in networks in which single path signaling is used.


     These problems were first recognized during the 1960s and were subsequently resolved through the development and deployment of "Common Channel Signaling". In Common Channel Signaling, the call content is separated from the signaling information. The signaling information is then passed over an entirely separate path through the carrier's network, while the call content is passed over a trunk. Signaling paths in the network are connected to a set of systems that control and monitor the progress of calls and other transactions and route the signaling information as required. The signaling paths, or "links", and signaling network control systems comprise a separate network infrastructure, called a "signaling network", that operates in parallel with the network of trunks used to convey call content. The technique is called Common Channel Signaling because signaling information for multiple calls passes over a shared, or "common", set of signaling channels. This method of combining signaling information for multiple calls results in much higher overall network efficiency.

     The following illustration depicts a simplified carrier network incorporating Common Channel Signaling:
                                 [ILLUSTRATION]
[Illustration of two boxes, each representing a telephone switching office, each connected to separate customer telephones. The two switching offices are connected by two lines. The top connecting line depicts the voice path between the two switched offices. A second line depicting the signaling link extends from the bottom of each switching office and connects at a bubble in the center of the illustration depicting the signaling network.]

     Modern signaling networks are based on a globally standardized architecture and set of protocols called SS7, or sometimes referred to internationally as "C7". Since the mid-1980s, SS7 has been implemented by telecommunications carriers worldwide, including incumbent carriers, emerging competitive service providers, Internet service providers, and wireless carriers. SS7 utilizes digital packet-switching technology and is designed to be robust, flexible, and scalable, enabling telecommunications carriers to provide new services quickly and to optimize the network bandwidth used for trunk connections. When a call is placed, the originating location's call switching equipment uses the SS7 network to "look ahead" and determine whether the destination is busy or otherwise unavailable before allocating a trunk to the call and connecting both parties. The look ahead operation also enables information such as Caller ID to be passed before the call is actually connected. The SS7 network's speed and power allow these operations to occur almost instantly, which significantly reduces the time required to process each call and improves service to the end user.

     The principal components of an SS7 network are:

     - SIGNALING SERVICE POINT ("SSP"). A subsystem of a telephone switch that connects to the SS7 network and processes signaling information associated with that particular switch. SSPs are the origination and termination points for SS7 messages in the network. SSPs exchange messages with other SSPs, STPs, and SCPs throughout the network.

     - SIGNAL TRANSFER POINT ("STP"). A router that controls the flow of messages among the other elements in the SS7 network. An STP may include additional functionality that allows it to access external databases in addition to performing simple routing based on the source and destination address information included in network messages.

     - SERVICE CONTROL POINT ("SCP"). A database server that provides additional information for call routing, billing and other services.

     - LINKS. A set of dedicated digital channels through which the SS7 messages flow among SSPs, STPs, SCPs and other devices throughout the network. These are typically 56 or 64 kilobits-per-second (kbps) standard digital connections.

     The following illustration depicts the basic architecture of an SS7 signaling network:
                                 [ILLUSTRATION]
[Illustration depicting a telephone at the bottom left (labeled 'New York Caller') and a telephone at the bottom right (labeled 'Inet Operator'), each linked linearly to a circle (representing an SSP) and then a box (representing an STP), with each STP connected to a bubble labeled 'Telecommunications Carrier's Network.']

     SS7: AN ILLUSTRATIVE EXAMPLE

     In order to better illustrate the critical role of the SS7 network in modern telecommunications and to demonstrate the complexity of this network, consider the example of a person in New York who wishes to call the toll-free "800" number for Inet. The caller picks up the telephone and dials 1-800-WOW-INET. At the caller's local phone company's central office, an SSP collects the dialed digits and analyzes them, attempting to determine the destination location. Since the number dialed is an "800" number, the SSP uses the SS7 network to query an SCP database. The SCP translates the "800" number into the local phone number assigned to Inet's headquarters (972-578-6100), and returns the number through the SS7 network back to the SSP.

     The originating SSP then sends a "call setup" message, indicating the 972 number, to the nearest STP. This STP determines that the call must be routed through the long distance carrier associated with the "800" number, and forwards the message through the particular long distance carrier's STP, which in turn determines that the call should terminate at Inet's office in Plano, Texas. The message is then routed by the long distance company's STP to the local phone company's STP in Dallas, and finally to the SSP at the local central office in Plano that will deliver the call to Inet's internal telephone system.

     When the SSP in Plano receives the call setup message, it first checks to see if Inet's number is busy. If the number is available to receive a call, the SSP in Plano acknowledges the call setup message by sending an acknowledgement message back to the originating SSP through the SS7 network, and simultaneously sends SS7 messages to set up a voice channel between the two central offices. All of these interactions take place in less than one second. At this point, Inet's phone begins to ring.

     When Inet's operator answers the phone, the SSP in Plano sends an "answer" message through the SS7 network back to the originating SSP, which completes the voice connection. After both parties hang up the phone and the call ends, additional messages are sent through the SS7 network to close the call, free up the voice trunks, and bill for the call.

     THE NEED FOR SS7 NETWORK MANAGEMENT SOLUTIONS

     As the example above demonstrates, even a relatively simple transaction like an "800" call requires a sophisticated series of SS7 network operations. Long-distance authorization codes, pre-paid calling cards, cellular phones, LNP and other advanced services increase the number of SS7 messages required for each network transaction, which in turn tends to increase the number of STPs, SCPs and links required in the network.

     Each SS7 network typically contains equipment and software manufactured by multiple vendors. Moreover, multiple SS7 networks are connected between carriers, often spanning international boundaries. The entire "network of networks" must operate as a seamless whole, in real time, with a minimal number of errors. Any indication of trouble in the network must be detected and diagnosed as quickly as possible. Network capacity utilization must be monitored continuously for "bottlenecks" and other conditions. To maintain reliability, each new connection between two carriers' networks must be certified and approved by the engineering staffs at both carriers before traffic is allowed to flow through the connection.

     In the past, when SS7 networks were used exclusively on wireline networks to complete standard telephone calls, it was sufficient for carriers to employ localized diagnostic equipment and a large number of technicians who could be dispatched in reasonable time to any point where trouble was suspected or where new connections were being installed. However, this approach is not readily scalable. It requires significant numbers of personnel with specialized domain expertise and does not adequately provide for diagnosis of network-wide, interrelated conditions that tend to arise in complex environments. The combination of new and different types of interconnected SS7 networks (such as satellite and cellular networks), increased traffic levels and complexity within each SS7 network and strict performance requirements has led to an increased need for systems and software that enable carriers to get a complete picture of all signaling network facilities and monitor any or all SS7 message traffic in real time. Comprehensive network management solutions are required to enable advanced intelligent networks to reach their full potential.

     There is also a growing need for SS7 network management systems to be fully integrated into the overall collection of systems that manage all aspects of a carrier's operations, such as billing, service order entry, provisioning, repair, and service definition. Seamless integration of SS7 management with applications that enable a carrier to use and leverage the information gathered in its SS7 network allows a carrier to improve its customer service, reduce costs, and increase operational efficiency. To provide a carrier with these advantages, an SS7 network management system must offer a suite of software applications above and beyond more traditional management functions such as monitoring and diagnostics.

THE INET SOLUTION

     Inet provides solutions that enable telecommunications carriers to more effectively design, deploy, diagnose, monitor and manage communications networks that carry signaling information used to manage telephone calls. Inet's products also address the fundamental business needs of carriers, such as improved billing, targeted sales and marketing, fraud prevention and enhanced call routing. Inet provides these comprehensive solutions primarily through its GeoProbe and Spectra product offerings.

     Inet's GeoProbe system provides real-time, network-wide monitoring and serves as an open platform for business applications developed by Inet, its customers or third parties. GeoProbe's monitoring applications enable early warning of network faults, collection of statistics for performance evaluations, real-time call tracing and troubleshooting. GeoProbe's associated business applications provide fraud detection tools, reconciliation of billing between carriers, service quality reports and marketing data. GeoProbe provides many advantages, including:

     - GLOBAL NETWORK VIEW. GeoProbe is designed to provide a comprehensive view of a carrier's entire SS7 network. This design ensures that all relevant events and/or signaling throughout the carrier's network, regardless of their point of origin, path and termination point, are properly correlated and processed for presentation to network management systems or personnel. In the absence of such a global approach, carriers must rely on a patchwork of systems scattered throughout their networks in order to diagnose problems. Inet's proprietary call tracking technology enables a carrier to reconstruct an entire call and its related transactions at any time during or after the call. Traditional sampling techniques, by contrast, tend to produce erroneous and inaccurate results because collected data is usually incomplete and only local in scope.

     - REAL-TIME FUNCTIONALITY. GeoProbe is designed to collect, process and present data in real time, even under extreme network load conditions. This key attribute makes real-time management and operation of SS7 networks possible. Without a real-time monitoring system, carrier networks are more vulnerable to overloads, fraud and delayed problem resolution, which can lead to customer dissatisfaction and compromised network integrity.

     - ADVANCED ENGINEERING AND PLANNING CAPABILITIES. GeoProbe continuously provides an accurate and detailed view of real-time and historical statistics on a carrier's SS7 network usage and the service applications delivered through the network. This allows carriers to implement network designs optimized for cost and performance, and to refine network configuration over time based on changes in demand. For example, a carrier can use data collected by GeoProbe to identify a point in the network that is constricting traffic flow. The carrier can then install additional equipment at that point, increasing the throughput of its entire network.

     - FAST, COST-EFFECTIVE DIAGNOSTICS. GeoProbe's software applications rapidly isolate problems between interconnected SS7 elements and networks, enabling telecommunications carriers to reduce downtime, maintenance and costs.

     - REDUNDANCY AND RELIABILITY. GeoProbe is available with various levels of redundancy in order to guard against data loss and help ensure that critical applications remain operational. Available redundancy features include power, interfaces, processors, storage devices and transport network access, and certain business applications such as billing.

     - VENDOR INDEPENDENCE. All GeoProbe applications are based on data captured directly from the SS7 network, as opposed to information provided in vendor-specific format by individual network elements such as STPs and SCPs. As a result, carriers can use GeoProbe regardless of which vendors' equipment is deployed in their SS7 network.

     The Spectra product is a vendor-independent tool that provides diagnostic, emulation and load generation capabilities for use in the design, deployment, commissioning and diagnosis of SS7 networks. Spectra can be integrated within the GeoProbe platform or used on a stand-alone basis with a carrier's own equipment. Spectra can also be used by equipment manufacturers to design and test SS7 network equipment. Key benefits of Inet's Spectra product are:

     - EASE OF USE. Spectra provides a multitude of easy-to-access emulation and diagnostic functions. These capabilities allow testing and troubleshooting personnel to quickly and effectively perform tasks that would otherwise require lengthy set-up times and programming efforts.

     - COMPREHENSIVE CAPABILITIES. Spectra provides customers with the ability to monitor, emulate and generate signaling data for use in troubleshooting, validation, conformance and regression testing of switches and other network equipment. Spectra's load generation capabilities and multiple emulation functions can test the various layers of the SS7 protocol, up to and including the signaling information involved with complex applications, such as LNP.

     - MULTIPLE PROTOCOL SUPPORT. Spectra enables network equipment manufacturers and telecommunications carriers to perform end-to-end testing of applications utilizing multiple signaling protocols, such as country-specific variations of SS7. Spectra alleviates the need to use multiple diagnostic tools and provides easy and consolidated access to test results.

     - VERSATILE CONFIGURATION AND COMPATIBILITY WITH GEOPROBE. Inet offers Spectra in a rack-mounted version that supports up to 16 links and a portable version that supports up to eight links. Spectra's versatility is enhanced by its portability and the ability to integrate with the GeoProbe system.

     Together, GeoProbe and Spectra represent an integrated and comprehensive set of solutions for signaling network design, monitoring, management, testing and diagnosis.

THE INET STRATEGY

     Inet's objective is to be the dominant provider of advanced signaling network management solutions and associated business applications for telecommunications networks. Key elements of Inet's strategy to achieve this objective include:


     EXPAND GLOBAL MARKET SHARE. The Company is pursuing business in markets throughout the world that are in the process of being deregulated or privatized. The percentage of the Company's revenues attributable to international markets exceeded 50% of its revenues in 1998 and is expected to remain a substantial portion of the Company's revenues going forward. The Company believes that its future growth and profitability require continued expansion in international markets. Inet also selectively pursues incumbent carriers in newly emerging markets and in advanced but monopolistic markets in order to establish its presence in these markets prior to the time at which such a market is deregulated or privatized. The Company intends to expand its international presence by adding offices in key global markets.


     ACCELERATE DOMESTIC SALES AND INCREASE PENETRATION OF EXISTING CUSTOMER BASE. Inet intends to seek additional revenue opportunities by working closely with its installed customer base to identify opportunities for the sale of additional GeoProbe systems, add-on business applications and other products. Based on experience with its existing customers, the Company believes that achieving early widespread deployment of the GeoProbe in a particular carrier's network provides significant ongoing opportunities for sales of additional GeoProbe systems and add-on applications. The Company is expanding its domestic sales force in order to pursue opportunities with its installed customer base, as well as first-time sales to new customers.

     ENHANCE TECHNOLOGY LEADERSHIP POSITION. The Company intends to maintain its position as a technological leader in SS7 network management and associated business solutions. To accomplish this objective, the Company intends to, among other things, continue investing in research and development, including new product development and enhancements to its current products.


     EXPAND PRODUCT OFFERINGS. Inet believes that it has gained significant expertise in SS7, Internet protocol and broadband communications technologies in the course of the design, development and implementation of its Spectra and GeoProbe product offerings and through its work with its existing customer base. The Company intends to leverage its core competency in SS7 to expand its current product offerings and to develop new product offerings for complementary signaling environments such as Internet protocol, Asynchronous Transfer Mode and Internet telephony.


     BUILD RELATIONSHIPS WITH STRATEGIC PARTNERS. Inet intends to build strategic relationships with complementary software vendors and signaling equipment manufacturers worldwide in order to integrate the Company's product offerings with others' products and/or to create joint-marketing opportunities. In addition, the Company intends to augment its sales efforts by establishing and expanding relationships with other telecommunications equipment vendors, systems consulting and integration firms and network management providers.

PRODUCTS

     GEOPROBE

     The GeoProbe system contains the following key elements:

     - A core hardware platform designed as a scalable, distributed, RISC-based multi-processing data I/O platform, which captures network data traffic and processes that data through multiple software applications.

     - Advanced SS7 network monitoring software applications.

     - The Company's OpenSeven application programming interface ("API"), which enables customers and third party developers to customize and extend the features of the system.

     - A suite of business software applications which enable a carrier to leverage the data collected by the GeoProbe system, such as call-based interconnect billing, usage measurement billing, customer quality assurance and LNP monitoring.

     The following illustration depicts the functional architecture of the GeoProbe system:
                                 [TARGET CHART]
[Illustration of four concentric circles depicting the functional architecture of the GeoProbe system. In the outermost circle (which a legend indicates to be the Business-Level Applications) is text describing the following types of applications: 'Real-Time Fraud Data Feed,' 'Third Party Applications,' 'Marketing Applications,' 'Service Quality Assurance' and 'Interconnect Billing Reconciliation.' The next circle inward is the interface to the Application Programming Interface tools labeled 'OpenSeven API.' The next inward circle contains the following Surveillance-Level Applications: 'Alarms,' 'Network Performance,' 'Call Completion Stats,' 'Mass Call Detection,' 'Global Call Trace,' 'Service Performance' and 'Signal Unit Storage.']

     The GeoProbe system provides a network-wide view regardless of topology or number of protocols in use. GeoProbe passively (i.e., non-intrusively) monitors all messages that flow over each signaling link and can automatically correlate these messages to reconstruct every call in a carrier's network. This capability provides comprehensive call analysis for troubleshooting, problem detection, and network integrity assurance. In addition, the information collected by GeoProbe improves a carrier's ability to optimize its network and provide enhanced services to its customers.

     GeoProbe provides call data and network status information to users via a graphical user interface and through Web-based reporting applications. GeoProbe displays maps that represent network elements (e.g., SSPs, STPs and SCPs). When failures or user-specified events occur, an icon representing the affected network element changes to alert the user to potential trouble or the occurrence of the failure or event. GeoProbe also provides users with a wide range of flexibility to configure their system to set up triggers (i.e., event detection), filters, alarms and statistics.

     The GeoProbe platform contains three elements: SpIprobes, SpIstations and SpIservers. This modular design accommodates growth in a carrier's network and facilitates the implementation of enhanced features simply by adding processor cards to the SpIprobes or deploying additional SpIstations. The following illustration depicts the elements of the GeoProbe platform in a simplified SS7 network environment:
                                 [ILLUSTRATION]
[Illustration depicting the elements of the GeoProbe platform in a simplified SS7 network environment. One the left of the graphic is a PC workstation labeled 'SpIstation' contained in a shaded box and denoted as the 'Regional Operations Center(s)'. Below this picture is an elliptical bubble made up of dashed lines and connected to the shaded box by a dashed line. Inside the bubble are the words 'Transport Network (TCP/IP).' Below the bubble is a shaded box also connected to the bubble by dashed lines. Inside the shaded box denoted as the 'Centralized Network Operations Center' is a computer server labeled 'SpIserver' and a PC workstation labeled 'SpIstation.' On the right side of the graphic is a second bubble containing the following elements of the SS7 Network interconnected by solid black lines: STP, SCP, STP and SSP. Also within the second bubble are two SpIprobes, each connected to one of the STPs in the second bubble and also connected by dashed lines to the elliptical bubble on the left side of the graphic.]

     SPIPROBE. SpIprobes are typically co-located with the carrier's STPs because STPs have the greatest concentration of links and all SS7 messages must traverse through the STPs. The SpIprobe passively monitors each link at each STP site. The SpIprobe contains four primary subsystems:

     - An Interface subsystem that provides a passive, non-intrusive physical interface to the monitored links.

     - A Processor subsystem based on RISC architecture that processes data passed from the Interface.

     - A Controller subsystem that provides command and control for redundancy, communication and other "housekeeping" activities.

     - A Storage subsystem which provides storage for captured signal units and statistics.

     SPISERVER. SpIserver is a UNIX-based computer that acts as a central file server for the GeoProbe system. SpIserver is located at the carrier's Network Operations Center and serves as the processing core for the alarm distribution, system configuration and database functions of GeoProbe. SpIservers are scalable so that additional applications and system upgrades can be easily added without the need for additional SpIservers.

     SPISTATION. SpIstations are UNIX-based workstations that can be located wherever the customer needs network information. Each SpIstation features a graphical user interface through which the user can view network information provided by GeoProbe. This displayed information includes SS7 network configuration and status.

     GEOPROBE SOFTWARE APPLICATIONS. Inet has developed a number of software applications for use with GeoProbe. These applications incorporate Oracle's relational database and the X-Windows OSF/Motif toolkit. In addition, Inet's OpenSeven API provides the carrier's personnel or a third party software developer with the ability to expand or customize existing applications or develop new applications to meet their needs.

     The following applications are available for use in the GeoProbe system:


------------------------------------------------------------------------------------
  APPLICATION                             FUNCTIONALITY
------------------------------------------------------------------------------------
  Surveillance                            Alarms
                                          Statistics
                                          Local Number Portability monitoring
------------------------------------------------------------------------------------
  Billing                                 Call-based interconnect billing
                                          Usage measurement billing
------------------------------------------------------------------------------------
  Fraud Management                        Feed to real-time fraud
                                            detection systems
------------------------------------------------------------------------------------
  Marketing, Customer Care                Service Level Agreement monitoring
  and Service Quality                     Real-time customer management
  Assurance                               Dynamic Service Management
                                          Special Studies
------------------------------------------------------------------------------------



     Pricing for a GeoProbe system varies based on a number of factors, such as the amount of network traffic, number of links monitored, network configuration, number of protocols present, and number and type of add-on applications. GeoProbe system add-ons are priced according to similar metrics. Prices for GeoProbe systems have ranged from approximately $350,000 to approximately $13 million. Since 1995, the Company has sold GeoProbe systems to over 40 customers worldwide.


     SPECTRA

     Inet's Spectra diagnostic unit, designed to serve either as a stand-alone tool or to be integrated with GeoProbe, provides telecommunications carriers with the ability to quickly and cost-effectively design, deploy and maintain their networks. Spectra offers a wide array of filters, traps, traces and other diagnostic capabilities. Spectra also can be used by equipment manufacturers in the design of new products through its extensive emulation and conformance packages and its ability to simulate network conditions.

     Spectra is a multi-protocol diagnostic tool targeted to the needs of advanced SS7/C7, PCS, GSM, IS-41, X.25 and ISDN networks and development environments. Spectra is designed for ease-of-use, with an intuitive user interface featuring pop-up menus and single-keystroke commands. Spectra can be configured by the user to change message text and monitoring scenarios and to save commonly used configurations, filters, tests and other settings for quick setup. Spectra translates complex SS7 messages into plain language, and its display format shows network statistics and test results in an easy-to-understand format.


     Spectra can be purchased in either a portable version, capable of monitoring up to eight full-duplex links, or in a rack-mounted configuration that can monitor up to 16 full-duplex links. Depending on configuration and enhancements, beginning in 1996 prices for a Spectra unit generally have ranged from $30,000 to $100,000. Since the first Spectra sale in 1990, over 2,500 Spectras have been sold to over 350 customers worldwide.


     OTHER CURRENT PRODUCTS - SPIDER

     The Company also produces a wireless modem known as Spider for use by law enforcement, field service, sales force automation and other wireless data applications. One of the most compact wireless CDPD modems on the market today, Spider is a single Type III PCMCIA computer card and does not rely on external power. Spider provides a full duplex, RC4 data-encrypted, 19.2 kbps cellular packet data link to LANs, intranets and other networks, including the Internet. Spider comes bundled with management software to enable the user to manage signal strength while simplifying installation and use.

     PRODUCTS UNDER DEVELOPMENT

     The Company utilizes a common standards-based open architecture approach in the design of its products. This approach facilitates and accelerates the development of new applications and products and permits the Company to enhance existing products by substituting new hardware or software modules. This modular approach also helps to extend the life cycles of the Company's products, ensure compatibility among successive generations of products and simplify the manufacturing process.


     Some of the Company's current and planned product development efforts include a number of add-on marketing applications built on its Customer Quality Assurance application that will enable carriers to offer improved customizable services to corporate clients and a high speed link interface module for GeoProbe. Among the enhancements being developed for Spectra are a high speed link interface and an API to provide access to the new testing automation tools on the market today. In addition, the Company has on-going product development efforts to provide inter-operability solutions between SS7 and Internet protocol networks.


     Products as complex as those currently under development by the Company frequently are subject to delays, and there can be no assurance that the Company will not encounter difficulties that could delay or prevent the successful and timely development, introduction and marketing of these potential new products. Moreover, even if such potential new products are developed and introduced, there can be no assurance that they will achieve any significant degree of market acceptance. Failure to release these or any other potential new products on a timely basis, or failure of these or any other potential new products, if and when released, to achieve any significant degree of market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Rapid Technological Change and New Products" and "-- Product Liability".

CUSTOMERS


     As of December 31, 1998, the Company had sold versions of its products to over 400 customers in over 40 countries. In 1997, British Telecom accounted for approximately 14% of the Company's revenues. No individual customer accounted for 10% or more of the Company's revenues in 1996 or 1998. The Company's target customers include telecommunications network carriers and equipment manufacturers throughout North America, Latin America, Europe and the Asia/Pacific region.

     The following is a representative list of customers in various market segments which have purchased in excess of $250,000 worth of the Company's products since 1996.



LONG DISTANCE CARRIERS (IXCS)    WIRELESS CARRIERS              PTTS           EQUIPMENT MANUFACTURERS
-----------------------------  ----------------------  ----------------------  -----------------------
AT&T                           Airtouch                British Telecom         Alcatel
MCI WorldCom                   Alltel                  Cable & Wireless        Ascend
Sprint                         AT&T Wireless           Deutsche Telekom        Bellcore
                               Bell Atlantic Mobile    KPN Telecom             Cisco
   LOCAL EXCHANGE CARRIERS     Bell South Mobility     Latvia PTT              Ericsson
                               Cellular One-Maryland   o.tel.o                 Motorola
Brooks Fiber                   Entel-Chile             communications          Nortel
Cincinnati Bell                LA Cellular             Portugal Telecom        PT NEC Nusantara
Frontier                       Nextel                  Singapore Telecom       Communication
Intermedia                     Startel                 SPT Telecom
Communications                 Swisscom                Telecom Italia
LDI                            Telebahia               Telekom SA
                               Western Wireless        Telia
                                                       Telstra


SALES, MARKETING AND SUPPORT

     SALES AND MARKETING


     The Company sells the GeoProbe and Spectra to telecommunications carriers and equipment manufacturers globally through both direct and indirect channels. The direct channel is used domestically for both product lines with the Company's sales force structured around a two-tier model -- strategic accounts and geographic accounts. Internationally, the Company uses both channels -- GeoProbe is sold directly and in cooperation with system integrators, distributors and consultants, while Spectra is sold primarily via distributors. The Company maintains eight sales offices in the U.S. and sales support facilities outside London, England and in Frankfurt, Germany.


     Sales of the Company's products are made predominately to large telecommunications service providers and involve significant capital expenditures and lengthy implementation processes. Prospective customers generally commit significant resources to an evaluation of the Company's and its competitors' products and require each vendor to expend substantial time, effort and money educating the prospective customer about the value of the vendor's solutions. Consequently, sales to this type of customer generally require an extensive sales effort throughout the customer's organization and final approval by an executive officer or other senior level employee. The Company frequently experiences delays following initial contact with a prospective customer and expends substantial funds and management effort pursuing these sales. Additionally, delays associated with potential customers' internal approval and contracting procedures, procurement practices, testing and acceptance processes are common and may cause potential sales to be delayed or foregone. As a result of these or other factors, the sales cycle for the Company's products is long, typically ranging from six to 24 months for GeoProbe sales (excluding the cycle for subsequent applications and enhancements, which varies widely) and up to six months for occasional, large Spectra sales. Accordingly, the Company's ability to forecast the timing and amount of specific sales is limited, and the deferral or loss of one or more significant sales could materially adversely affect operating results in a particular quarter, particularly if there are significant sales and marketing expenses associated with the deferred or lost sales.

     The Company's primary marketing activities include raising potential customer awareness of the benefits of actively managed SS7 networks and identification of new opportunities with existing customers. To accomplish these tasks, Inet uses direct sales and marketing efforts, advertising in trade magazines, exhibitions at industry trade shows and presence on the Internet via the

Company's website. These activities focus on generating qualified sales leads and demonstration opportunities for the Company's products.

     The Company provides extensive training and support for its direct sales force and its worldwide distributors, including classroom training, product brochures, demonstration systems and promotional literature.

     SERVICES, SUPPORT AND WARRANTY

     The Company believes that customer service, support and training are important to building and maintaining strong customer relationships. The Company services, repairs and provides technical support for its products. Support services include 24-hour technical support, remote access diagnostic and servicing capabilities, installation support and advance replacements for emergency situations. The extent and nature of customer interaction with the support organization are shared with the sales organization via a common database.

     The Company maintains an in-house repair facility and provides on-going telephone assistance to customers from its support center in Plano, Texas. In addition, the Company services its European customers from a product support office outside London, England. As Inet's customers become more geographically diverse, the Company may open service centers in other key locations.

     The Company typically warrants its products against defects in materials and workmanship for one year after the sale and thereafter offers extended service warranties.


     The Company also provides varying levels of extended product support under support services agreements. Support services agreements are typically sold to customers for a one-year term and may be renewed for additional one-year periods. Customers that do not renew their support services agreements but wish to obtain product updates and new version releases are generally required to purchase such items from the Company at market prices.



RESEARCH AND DEVELOPMENT



     The Company's product development efforts include expenditures for research and development, new product design and enhancement of existing products. Research and development expenses were $6.4 million, $9.7 million and $15.7 million in 1996, 1997 and 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



     The Company's primary development facilities are located in its Plano, Texas headquarters. In 1997, the Company opened a development facility in the Republic of Armenia, and at December 31, 1998 employed 19 individuals at such facility. The Company believes that recruiting and retaining highly skilled engineering personnel is essential to its success. To the extent that the Company is not successful in attracting and retaining qualified technical personnel, its business, financial condition and results of operations would be materially adversely affected.


     The Company's products are designed to comply with a significant number of standards and regulations, some of which are evolving as new technologies are deployed. For sales to customers in the U.S., the Company's products must comply with various standards established by Bellcore and the American National Standards Institute. Internationally, the Company's products must comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union and the European Telephone Standards Institute. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving standards could have a material adverse effect on the Company's business and operating results.

MANUFACTURING

     Inet's production process consists of procurement and inspection of components, final assembly, burn-in, quality control testing and packaging. Inet outsources the manufacturing of its hardware to a number of Texas-based contract manufacturers. The Company has obtained ISO 9001 certification for in-house processes and has obtained the CE certification for shipments to the European Community.


     Inet generally uses industry-standard components for its products which are available from multiple sources. However, the Company's products currently utilize certain semiconductors that are available from only one manufacturer and other components that are available from a limited number of suppliers. The Company attempts to minimize the need for sole and limited source components by performing design reviews, prior to the manufacture of any new product, during which the Company seeks to eliminate sole source components. During manufacture, Inet forecasts annual parts usage and meets with key vendors to obtain their commitment to meet forecast supply needs. The Company periodically reevaluates the sources of components identified as having potential delivery problems and the costs and benefits of redesigning the Company's products to incorporate alternative components. If any sole or limited source components should become unavailable, Inet believes that it could design similar functionality into its product using other components. See "Risk Factors -- Dependence on Sole and Limited Source Suppliers; Dependence on Subcontractors and Licensed Technology".

COMPETITION

     The market for SS7-based telecommunications network management applications is relatively new, intensely competitive, both in the U.S. and internationally, and subject to rapid technological change, evolving industry standards and regulatory developments. Competition is expected to persist, intensify and increase in the future. The Company competes with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services offered. GeoProbe principally competes with products offered by Hewlett-Packard. Spectra principally competes with products offered by Hewlett-Packard, Tekelec and Tektronix. Certain of the Company's competitors have, in relation to the Company, longer operating histories, larger installed customer bases, longer-standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. Additionally, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. As a result, such competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Increased competition is likely to result in price reductions, reduced margins and loss of market share.

     The Company believes that its ability to compete successfully depends on numerous factors, both within and outside the Company's control, including: responsiveness to telecommunications service providers' needs; the Company's ability to support existing and new industry standards; the development of technical innovations; the attraction and retention of qualified personnel; regulatory changes; the quality, reliability and security of the Company's and its competitors' products and services; sufficient market presence by the Company; the ability to execute a strategy of rapid expansion; ease of use of the Company's products; the pricing policies of the Company's competitors and suppliers; the timing of introductions of new products and services by the Company and its competitors; and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

PROPRIETARY RIGHTS

     The telecommunications industry is characterized by the existence of a large number of patents and frequent allegations of patent infringement. The Company has received, and may receive in the future, notices from holders of patents that raise issues as to possible infringement by the

Company's products. As the number of telecommunications network management products increases and the functionality of these products further overlaps, the Company believes that it may become increasingly subject to allegations of infringement. To date, the Company has engaged in correspondence with third-party holders of patents as a result of two such notices. The Company believes that its products do not infringe any valid patents cited in the notices received. However, questions of infringement in the field of telecommunications signaling technologies involve highly technical and subjective analyses. There can be no assurance that any such patent holders or others will not in the future initiate legal proceedings against the Company or that, if any such proceedings were initiated, the Company would be successful in defending against such proceedings. Any such proceeding could be time consuming and expensive to defend, prosecute or resolve, result in substantial diversion of management resources, cause product shipment delays, or force the Company to enter into royalty or license agreements rather than dispute the merits of any such proceeding initiated against the Company. There can be no assurance that any such royalty or license agreements would be available on terms acceptable to the Company, if at all. Any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's continued success is dependent in part upon its proprietary technology. To protect its proprietary technology, the Company relies on a combination of technical innovation, trade secret, copyright and trademark laws, non-disclosure agreements and, to a lesser extent, patents, each of which affords only limited protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the U.S. Moreover, although the Company holds one U.S. patent, has additional patent applications pending and is in the process of preparing additional patent applications for filing, there can be no assurance that the Company will receive additional patents. Despite the measures taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary technology and information without authorization. Policing unauthorized use of the Company's products is difficult, and litigation may be necessary in the future to enforce the Company's intellectual property rights. Any such litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management resources, and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be successful in protecting its proprietary technology or that the Company's proprietary rights will provide a meaningful competitive advantage to the Company.

     The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed or licensed and integrated into the Company's products, which could materially adversely affect the Company's business, financial condition and results of operations.

EMPLOYEES


     As of December 31, 1998, the Company had 358 employees, of whom 179 were engaged in research and development, 49 were engaged in sales and marketing, 69 were engaged in customer support services, 18 were engaged in manufacturing and 43 were engaged in administrative and other business support functions. The Company believes it has experienced good employee relations to date.


     The Company's success depends, in part, upon its ability to continue to attract, motivate and retain additional highly qualified employees, particularly employees with SS7 knowledge and experience. The process of locating such employees with the combination of skills and attributes necessary to implement the Company's strategy is lengthy. The loss of any existing key employees or the inability to attract, motivate and retain additional qualified employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Key Personnel".

FACILITIES


     The Company is headquartered in Plano, Texas, where it currently leases approximately 90,000 square feet of office space. The Company also leases sales offices in Arizona, California, Georgia, Illinois, Maryland, Pennsylvania and Washington. Additionally, the Company leases four international offices, two outside of London, England which provide product and sales support, a research and development facility in the Republic of Armenia and a sales support facility in Frankfurt, Germany. Although the Company is evaluating the lease of additional space for its headquarters operations, the Company believes that its existing facilities are adequate for its current needs and that additional space will be available as needed.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS


     Set forth below is certain information concerning the directors and executive officers of the Company as of December 31, 1998.



            NAME              AGE                           POSITION(S)
            ----              ---                           -----------
Samuel S. Simonian..........  43    Chairman of the Board
Elie S. Akilian.............  42    President, Chief Executive Officer and Director
Mark A. Weinzierl...........  34    Executive Vice President, Chief Operating Officer,
                                      Secretary and Director
William H. Mina.............  53    Senior Vice President -- Finance and Administration and
                                      Director



     SAMUEL S. SIMONIAN co-founded the Company in 1989, has served as a director since such time and has served as Chairman of the Board since April 1999. He previously served as President of the Company from 1989 to April 1999, and as Chief Executive Officer from March 1994 to April 1999. Mr. Simonian holds a B.S. in Electrical Engineering from the University of Texas at Arlington. Prior to co-founding Inet, Mr. Simonian worked from 1979 to 1989 at Electrospace Systems, Inc. in its antenna control systems division and its switching department. Mr. Simonian is the nephew of William H. Mina's spouse.



     ELIE S. AKILIAN co-founded the Company in 1989, has served as a director since such time and has served as President and Chief Executive Officer since April 1999. He previously served as Executive Vice President from March 1989 to April 1999. Mr. Akilian received his B.S. in Electrical Engineering from the University of Texas at Arlington. Prior to co-founding Inet, Mr. Akilian worked from 1980 to 1989 at Electrospace Systems, Inc. in its switching department.



     MARK A. WEINZIERL co-founded the Company in 1989, has served as a director since such time, and has served as Chief Operating Officer since April 1999 and as Secretary since March 1990. He previously served as Executive Vice President of the Company from March 1990 to April 1999. Mr. Weinzierl received his B.S. in Electrical Engineering from Iowa State University in 1986 and attended the University of Texas at Dallas M.B.A. program. Prior to co-founding Inet, Mr. Weinzierl worked from 1986 to 1989 at Electrospace Systems, Inc. in its switching department.



     WILLIAM H. MINA has served as Senior Vice President -- Finance and Administration since April 1999 and as a director of the Company since June 1996. He previously served as Senior Vice President and Chief Financial Officer of the Company from February 1997 to April 1999. From 1985 to February 1997, Mr. Mina was employed by Wafra Investment Advisory Group Inc. ("Wafra"), a New York based investment banking firm. While at Wafra, he served in various positions, including Senior Vice President and Chief Financial Officer. Mr. Mina holds an M.B.A. from Southern Methodist University and a B.A. in Business Administration from Dallas Baptist University. Mr. Mina is married to Samuel Simonian's aunt.



     The Company is currently searching for a chief financial officer, a senior vice president of sales and marketing and a senior vice president of operations.



BOARD OF DIRECTORS



     The Board of Directors is currently composed of four members. Upon consummation of the offerings, the Company intends to increase the number of directors to six and elect two additional non-employees to fill the two resulting vacancies. Within 90 days following the completion of the offerings, the Company intends to establish a Compensation Committee and an Audit Committee of the Board of Directors. Each director holds office until the next annual meeting of the stockholders or until his successor is duly elected and qualified. The Company's Certificate of Incorporation and Bylaws provide that, beginning with the first annual meeting of stockholders following the offerings, the Board of Directors will be divided into three classes, with each class serving staggered, three-year terms. See "Description of Capital
Stock -- Certain Anti-Takeover, Limited Liability and Indemnification
Provisions -- Certificate of Incorporation and Bylaw Provisions".

     The Company anticipates that, for an undetermined period following the offerings, directors of the Company will not be paid any fees or compensation for service as members of the Board of Directors or any committee thereof, but will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and any committees thereof. In addition, directors who are not employees of the Company or any of its subsidiaries periodically receive automatic grants of non-qualified options under the Company's 1998 Stock Option/Stock Issuance Plan. See "-- 1998 Stock Option/Stock Issuance Plan".

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. Prior to consummation of the offerings, the Company intends to obtain directors' and officers' liability insurance and expects to enter into indemnification agreements with all of its directors and executive officers. In addition, the Company's Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During 1998, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made during such year by the Board of Directors, each member of which also served as an executive officer.


EMPLOYMENT CONTRACTS

     The officers serve at the discretion of the Board of Directors. The Company does not presently have an employment contract in effect with any of its executive officers.

EXECUTIVE COMPENSATION


     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and the other executive officers of the Company whose salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during 1998 (collectively, the "Named Officers").


                           SUMMARY COMPENSATION TABLE


                                                                     LONG-TERM
                                                                   COMPENSATION
                                         ANNUAL COMPENSATION(1)    -------------
               NAME AND                  -----------------------      OPTIONS       ALL OTHER
         PRINCIPAL POSITION(S)             SALARY       BONUS      (# OF SHARES)   COMPENSATION
         ---------------------           ----------   ----------   -------------   ------------
Samuel S. Simonian(2)..................   $204,000     $455,250           --         $   204(3)
  Chairman of the Board
Elie S. Akilian(2).....................    204,000      425,250           --             204(3)
  President and Chief
  Executive Officer
Mark A. Weinzierl......................    204,000      420,250           --             204(3)
  Executive Vice President,
  Chief Operating Officer
  and Secretary
William H. Mina........................    180,000      160,250       65,000          29,624(4)
  Senior Vice President -- Finance
  and Administration



(footnotes on following page)

---------------


(1) Excludes certain perquisites and other benefits which did not exceed 10% of any officer's total salary and bonus.



(2) Mr. Simonian served as Chief Executive Officer during 1998.



(3) Represents life insurance premiums paid on behalf of such officer.



(4) Consists of contributions to such officer's participation in the Company's 401(k) plan.


OPTION GRANTS


     The following table provides certain information concerning stock options granted to each of the Named Officers during 1998. No stock appreciation rights were granted to these individuals during such year.



                                           INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                         -----------------------------------------------------      VALUE AT ASSUMED
                         NUMBER OF    % OF TOTAL                                  ANNUAL RATES OF STOCK
                         SECURITIES    OPTIONS                                   PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO                                     OPTION TERM(2)
                          OPTIONS     EMPLOYEES    EXERCISE PRICE   EXPIRATION   -----------------------
NAME                     GRANTED(1)    IN 1998       PER SHARE         DATE          5%          10%
----                     ----------   ----------   --------------   ----------   ----------   ----------
Samuel S. Simonian.....        --         --              --           --           --           --
Elie S. Akilian........        --         --              --           --           --           --
Mark A. Weinzierl......        --         --              --           --           --           --
William H. Mina........    65,000(1)      13%          $4.20         1/01/08      $171,688     $435,092


---------------


(1) The options were granted on January 1, 1998 and vest and become exercisable in a single installment upon the third anniversary of the date of grant.



(2) Future value assumes appreciation in the market value of the Common Stock of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.


YEAR-END OPTION VALUES


     No options were exercised by the Named Officers during 1998. The following table provides certain information concerning option holdings at December 31, 1998 with respect to each of the Named Officers.



                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                        OPTIONS AT DECEMBER 31, 1998        AT DECEMBER 31, 1998
                                        ----------------------------    ----------------------------
                 NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                   -----------    -------------    -----------    -------------
Samuel S. Simonian....................         --              --              --              --
Elie S. Akilian.......................         --              --              --              --
Mark A. Weinzierl.....................         --              --              --              --
William H. Mina.......................         --         175,000(1)           --        $575,250(2)


---------------


(1) 110,000 of such options will become fully exercisable upon the consummation of the offerings. The remainder vest and become exercisable on January 1, 2001.



(2) Value is determined by subtracting the exercise price from a price determined based upon the most recent independent appraisal of the Common Stock ($5.57 per share), multiplied by the number of shares underlying the options. By subtracting the exercise price from an assumed initial public
    offering price of $      per share, such value would equal $           .


1998 STOCK OPTION/STOCK ISSUANCE PLAN

     The Company's 1998 Stock Option/Stock Issuance Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's existing 1995 Employee Stock Option Plan (the "Predecessor Plan"). The 1998 Plan became effective on July 23, 1998 upon adoption by the Board of Directors and was subsequently approved by the stockholders on July 23, 1998. Common Stock has initially been authorized for issuance under the 1998 Plan in the amount of 6,750,000. In addition, the share reserve will automatically be increased on the last trading day of January each calendar year, beginning in January 2000, by a number of shares equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase shall exceed 500,000 shares. However, in no event may any one participant in the 1998 Plan receive option grants or direct stock issuances for more than 1,000,000 shares in the aggregate per calendar year.


     Outstanding options under the Predecessor Plan have been incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1998 Plan.


     The 1998 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price determined by the Plan Administrator, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price determined by the Plan Administrator or as a bonus tied to the performance of services and
(iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board. The Compensation Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the U.S. federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Automatic Option Grant Program is self-executing in accordance with the express provisions of that program.

     The exercise price for the shares of Common Stock subject to option grants made under the Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more participants in the 1998 Plan in connection with their acquisition of shares, by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and or direct issue price plus any associated withholding taxes incurred in connection with such acquisition.

     In the event of an acquisition of the Company, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total combined voting power of the Company recommended by the Board, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan

Administrator will have the authority under the Discretionary Option Grant Program to provide that the shares subject to options granted under that program will automatically vest (i) upon an acquisition of the Company, whether or not those options are assumed or continued, (ii) a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed eighteen (18) months) following an acquisition in which those options are assumed or otherwise continued in effect or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. Options currently outstanding under the Predecessor Plan will accelerate either at the time of an acquisition or a change in control or upon the termination of the optionee's service following an acquisition or change in control.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.


     Under the Automatic Option Grant Program, each individual who is serving as a non-employee member of the Board on the date the underwriting agreement for the offerings is executed and who has not previously been in the employ of the Company will receive at that time an option grant for 20,000 shares of Common Stock with a exercise price equal to the price per share at which the Common Stock is to be sold in the offerings. Each individual who first joins the Board after the effective date of the offerings as a non-employee Board member will also receive an option grant for 20,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will receive an option grant to purchase 10,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.


     Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The 20,000-share grant will vest in three equal and successive annual installments over the optionee's period of Board service. Each additional 10,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon
(i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of
(i) July 23, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or

(iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on July 23, 1998 and approved by the stockholders on July 23, 1998. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan. A reserve of 750,000 shares of Common Stock has been established for this purpose.


     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the Underwriting Agreement is executed in connection with the offerings and will end on the last business day in
               . The next offering period will commence on the first business
day in                , and subsequent offering periods will commence as
designated by the Plan Administrator.


     Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (February 1 or August 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

     Payroll deductions may not exceed 15% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year), at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,000 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

     The Board may amend or modify the Purchase Plan following any semi-annual purchase date. The Purchase Plan will terminate on the last business day in July 2008, unless sooner terminated by the Board.

                              CERTAIN TRANSACTIONS


     In February 1997, the Company issued 50,000 shares of Common Stock to Mr. Mina, the Company's Senior Vice President -- Finance and Administration, as a bonus in connection with the commencement of Mr. Mina's employment with the Company.


     Pursuant to a Registration Rights Agreement dated as of July 17, 1998 (the "Registration Rights Agreement") by and among the Company and Messrs. Simonian, Akilian and Weinzierl, the Company has agreed to provide such stockholders with certain rights to include their respective shares of Common Stock in any Company-initiated registered offering of shares of Common Stock ("piggyback rights"). In addition, under the Registration Rights Agreement, beginning 180 days after the date of this Prospectus, such stockholders have the right, subject to certain conditions and limitations, to require the Company to file up to six registration statements under the Securities Act covering all or part of such stockholders' shares of Common Stock. The Company has agreed to bear substantially all expenses associated with offerings by such stockholders under the Registration Rights Agreement, other than underwriting commissions and discounts attributable to sales by such stockholders. The Company and each such stockholder have agreed to indemnify the others from certain liabilities which may arise in connection with any offering made pursuant to the Registration Rights Agreement.


     All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1998, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors and Named Officers, (iii) all current executive officers and directors as a group, and (iv) each of the other Selling Stockholders.



                                    SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                      OWNED BEFORE THE                       OWNED AFTER THE
                                        OFFERINGS(1)          NUMBER         OFFERINGS(1)(2)
                                  ------------------------   OF SHARES   ------------------------
        BENEFICIAL OWNER            NUMBER      PERCENTAGE    OFFERED      NUMBER      PERCENTAGE
        ----------------          ----------    ----------   ---------   ----------    ----------
Samuel S. Simonian(3)...........  13,037,000(4)    31.9%       500,000   12,537,000(4)    28.0%
Elie S. Akilian(3)..............  13,134,000(5)    32.1        500,000   12,634,000(5)    28.2
Mark A. Weinzierl(3)............  13,052,300       31.9        500,000   12,552,300       28.1
William H. Mina.................     193,000(6)    *            50,000      143,000(6)     *
All executive officers and
  directors as a group (four
  persons)......................  39,416,300(7)    96.2      1,550,000   37,866,300(7)    84.5
Other Selling Stockholders:
  Brandenburg Life Foundation...      15,000       *             1,000       14,000        *
  Pierce Brockman...............     323,000(8)    *           120,000      203,000(8)     *
  Chad Harper...................      57,000(9)    *            20,000       37,000(9)     *
  Roy Henke.....................      84,000(10)   *            25,000       59,000(10)    *
  Steve Holcomb.................      87,000(11)   *            29,000       58,000(11)    *
  Mike Reiman...................     323,000(8)    *           120,000      203,000(8)     *
  Gary Ruwaldt..................     131,580       *            13,130      118,450        *
  George Zahar..................     436,000(12)   *            30,000      406,000(12)    *


---------------

  *  Indicates less than 1%.


 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission under Rule 13d-3(d)(i). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following December 31, 1998 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


 (2) Assumes no exercise of the Underwriters' over-allotment options.

 (3) The address for such stockholder is 1255 W. 15th Street, Suite 600, Plano, Texas 75075.


 (4) Includes 267,900 shares held by such stockholder's minor children.



 (5) Includes 178,600 shares held by such stockholder's minor children.


 (6) Includes 110,000 shares purchasable upon the exercise of options and 33,000 shares held jointly by such stockholder and his spouse.

 (7) Includes 110,000 shares purchasable upon the exercise of options. See notes
     (4), (5) and (6) above.


 (8) Includes 43,000 shares purchasable upon the exercise of options.



 (9) Includes 17,000 shares purchasable upon the exercise of options.



(10) Includes 44,000 shares purchasable upon the exercise of options.



(11) Includes 47,000 shares purchasable upon the exercise of options.



(12) Includes 36,000 shares purchasable upon the exercise of options.


     The Company will pay all costs and expenses of the offerings, other than the underwriting discount relating to shares sold by the Selling Stockholders, the fees and disbursements of legal counsel and other advisors to the Selling Stockholders and stock transfer and other taxes attributable to the sale of shares by the Selling Stockholders which will be borne by the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 175,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). The following summary is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In addition, the Company's revolving credit facility restricts the payment of cash dividends without the bank's consent. See "Dividend Policy". In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued in the offerings will be fully paid and nonassessable.


     As of December 31, 1998, there were outstanding 40,895,580 shares of Common Stock and options to purchase 1,947,000 shares of Common Stock. Upon completion of the offerings, 44,737,450 shares of Common Stock (45,599,950 shares if the Underwriters' over-allotment options are exercised in full) will be outstanding, assuming no exercise of options after December 31, 1998.


PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. No shares of Preferred Stock are outstanding, and the Company has no current plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

     SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") which subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.


     Section 203 defines business combinations to include (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


     CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

     CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation and Bylaws provide, beginning with the first annual meeting of stockholders following the offerings, for the Board of Directors to be divided into three classes of directors serving staggered, three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the Board of Directors.

     SUPERMAJORITY VOTING. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the Company's combined voting power to effect certain amendments to the Certificate of Incorporation. The Bylaws may be amended by either (a) a majority of the Board of Directors or (b) the holders of a majority of the Company's voting stock, provided that certain amendments approved by stockholders require the approval of at least 66 2/3% of the Company's combined voting power.


     AUTHORIZED BUT UNISSUED OR UNDESIGNATED CAPITAL STOCK. The Company's authorized capital stock consists of 175,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. No Preferred Stock will be designated upon consummation of the offerings. After the offerings, the Company will have outstanding 44,737,450 shares of Common Stock (45,599,950 shares if the Underwriters' over-allotment options are exercised in full). The authorized but unissued (and in the case of Preferred Stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, the Company's Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the

Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

     SPECIAL MEETINGS OF STOCKHOLDERS. The Bylaws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, or by the Company's Chairman of the Board, President or Chief Executive Officer.

     NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate of Incorporation and the Bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may only by taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the Board of Directors.

     NOTICE PROCEDURES. The Bylaws establish advance notice procedures with regard to all stockholder proposals, including proposals entered relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or Bylaws to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting. Generally, to be timely, notice must be received by the Secretary of the Company not more than 60 days nor less than 10 days prior to the meeting. The notice must contain certain information specified in the Bylaws.

     LIMITATION OF DIRECTOR LIABILITY. The Certificate of Incorporation limits the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     INDEMNIFICATION ARRANGEMENTS. The Certificate of Incorporation and Bylaws require the directors and officers of the Company to be indemnified and permit the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such, to the fullest extent permitted by the DGCL. Prior to consummation of the offerings, the Company will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

     OTHER ANTI-TAKEOVER PROVISIONS

     See "Management -- 1998 Stock Option/Stock Issuance Plan" for a discussion of certain provisions of the 1998 Plan which may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, telephone: (214) 965-2235.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offerings, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.


     Upon completion of the offerings, the Company will have outstanding 44,737,450 shares of Common Stock (45,599,950 shares if the Underwriters' over-allotment options are exercised in full), assuming no exercise of options after December 31, 1998. Of these shares, the 5,750,000 shares offered hereby (6,612,500 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 38,987,450 shares of Common Stock outstanding upon completion of the offerings will be "restricted securities" as that term is defined in Rule 144.



     Upon the expiration of the Lock-Up Agreements beginning 180 days after the date of this Prospectus, 37,937,000 shares held by certain stockholders of the Company will become eligible for sale pursuant to the volume limitations, manner of sale and notice requirements of Rule 144 and 1,160,450 shares held by certain other stockholders of the Company will become eligible for sale without regard to the volume limitations, manner of sale and notice requirements of Rule 144. In addition, as of December 31, 1998, there were outstanding options to purchase an aggregate of 1,947,000 shares of Common Stock. Pursuant to the lock-up provisions set forth in the stock option agreements used under the Company's 1995 Employee Stock Option Plan, 1,083,000 shares underlying such options will become eligible for sale pursuant to Rule 701 beginning 180 days after the date of this Prospectus, and the remaining 864,000 shares underlying such options will become eligible for sale pursuant to Rule 701 more than 180 days after the date of this Prospectus as such options vest.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any affiliate thereof) at least one year previously, is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 447,000 shares immediately after the offerings, or approximately 456,000 shares if the Underwriters' over-allotment options are exercised in full) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which the required notice of such sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any affiliate thereof) at least two years previously and who has not been an affiliate of the Company at any time during the 90 days preceding a sale, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations or manner of sale, public information or notice requirements of Rule
144. Under Rule 701, persons who purchase shares from the Company upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares in the public markets commencing 90 days after the date of this Prospectus in reliance on Rule 144 without having to comply with the holding period requirements thereof and, in the case of non-affiliates of the Company, without having to comply with the volume limitations or public information or notice requirements thereof.

     Within 90 days after the date of this Prospectus, the Company intends to file registration statements under the Securities Act covering the shares of Common Stock reserved for issuance under the Company's stock incentive plans and not eligible for sale pursuant to Rule 701. See "Management -- 1998 Stock Option/Stock Issuance Plan" and "-- Employee Stock Purchase Plan". Such registration statements will become effective upon filing, thus permitting the resale of such shares in the public markets without restriction under the Securities Act subject, however, to applicable lock-up arrangements and limitations applicable to affiliates.

     Commencing 180 days after the date of this Prospectus, the holders of 37,728,500 shares of Common Stock will be entitled to certain "piggyback" and demand registration rights under the Securities Act with respect to such shares. Such rights are scheduled to expire not later than October 2003. See "Certain Transactions".

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain anticipated United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock by a "Non-U.S. Holder". A Non-U.S. Holder is a person that, for U.S. federal income tax purposes, (i) is not a "U.S. person," (ii) is not, and has not been, engaged in a U.S. trade or business, (iii) is not subject to tax pursuant to provisions of U.S. tax laws applicable to certain former U.S. citizens or residents and (iv) in the case of an individual, is not present in the U.S. for 183 days or more during the relevant tax year of the ownership and disposition of the Common Stock. A U.S. person means a citizen or resident of the U.S. for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that meets the following two tests: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     The following discussion does not consider specific facts and circumstances that may be relevant to the taxation of a particular Non-U.S. Holder. Specifically, this discussion does not address the U.S. tax consequences to any person who might own, or be considered as owning under certain attribution rules, 5% or more of the outstanding shares of the Common Stock or who acquired or holds Common Stock other than for investment.

     The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed Treasury Regulations issued by the U.S. Department of the Treasury now in effect. Each prospective investor should understand that future legislative, administrative and judicial changes could modify the tax consequences described below, possibly with retroactive effect. The following discussion is limited to U.S. federal income tax consequences and does not address any state, local or non-U.S. consequences of the purchase, ownership and disposition of the Common Stock.

     EACH NON-U.S. HOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-U.S. TAX LAWS AND PROPOSED CHANGES IN APPLICABLE LAWS.

DIVIDENDS


     The Company does not anticipate paying a dividend to stockholders in the foreseeable future. In the event a dividend is paid by the Company, the payment will be a taxable dividend for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Company. Each Non-U.S. Holder who receives a taxable dividend will be subject to withholding of U.S. federal income tax equal to 30% of the taxable dividend unless such Non-U.S. Holder is eligible for a reduced tax rate or tax exemption under an applicable income tax treaty. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, the Company will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. On October 6, 1997, the U.S. Department of the Treasury issued final Treasury Regulations (the "Final Regulations") regarding withholding and information reporting which are generally effective for payments made after December 31, 1999, subject to certain transition rules. Under the Final Regulations, Non-U.S. Holders will be required to provide certain applicable certifications in order to claim the benefit of a reduced rate of withholding under a treaty. In addition, other recently adopted Treasury Regulations (the "Hybrid Entity Regulations") provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE EFFECT TO THEM, IF ANY, OF THE FINAL REGULATIONS AND THE HYBRID ENTITY REGULATIONS.


GAIN ON DISPOSITIONS

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of Common Stock.

FEDERAL ESTATE TAXES

     Common Stock held by an individual Non-U.S. Holder at the date of his or her death will be included in his or her gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     DIVIDENDS

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to and the tax withheld, if any, with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be available to tax authorities in other jurisdictions under the provisions of a specific treaty or agreement with such tax authorities in the country in which the Non-U.S. Holder resides.

     DISPOSITIONS OF COMMON STOCK

     The payment of the proceeds from the disposition of shares of Common Stock through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person (as defined by U.S. tax laws) information reporting (but not backup withholding) is required on the payment unless the broker has documentary evidence in its files of the holder's Non-U.S. Holder status and has no actual knowledge to the contrary.


     Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedures for obtaining such an exemption, if available. When the Final Regulations become effective they will unify certification procedures for withholding and information reporting, but will generally not effect substantive rules.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain legal matters in connection with the offerings will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS


     The Consolidated Financial Statements of the Company at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                            INET TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-3
Consolidated Statements of Income for the Years ended
  December 31, 1996, 1997, and 1998.........................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years ended December 31, 1996, 1997 and 1998..............  F-5
Consolidated Statements of Cash Flows for the Years ended
  December 31, 1996, 1997, and 1998.........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Inet Technologies, Inc.


     We have audited the accompanying consolidated balance sheets of Inet Technologies, Inc. (the Company), as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inet Technologies, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                            ERNST & YOUNG LLP



January 25, 1999

                            INET TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
Current assets:
  Cash and cash equivalents.................................   $ 3,386     $21,914
  Trade accounts receivable, net of allowance for doubtful
     accounts of $500,000 and $659,000 at December 31, 1997
     and 1998, respectively.................................    15,832      22,073
  Unbilled receivables......................................     5,805       1,602
  Inventories...............................................     6,963       7,592
  Deferred income taxes.....................................        --       2,568
  Other current assets......................................     1,565       1,248
                                                               -------     -------
          Total current assets..............................    33,551      56,997
Property and equipment, net.................................     5,162       8,394
Other assets................................................        45         117
                                                               -------     -------
          Total assets......................................   $38,758     $65,508
                                                               =======     =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $ 1,329     $ 1,858
  Accrued compensation and benefits.........................     2,237       2,159
  Deferred revenue..........................................     4,161      13,073
  Deferred income taxes.....................................       759          --
  Other accrued liabilities.................................       775       1,594
                                                               -------     -------
          Total current liabilities.........................     9,261      18,684
Deferred tax liabilities....................................       111          11
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value:
     Authorized shares -- 25,000,000
     Issued shares -- None..................................        --          --
  Common stock, $.001 par value:
     Authorized shares -- 175,000,000
     Issued shares -- 40,900,422 and 40,934,422 at December
      31, 1997 and 1998, respectively.......................        41          41
  Additional paid-in capital................................       430       1,236
  Unearned compensation.....................................        --        (464)
  Retained earnings.........................................    29,132      46,217
  Treasury stock, 38,842 common shares at December 31, 1997
     and 1998, at cost......................................      (217)       (217)
                                                               -------     -------
          Total stockholders' equity........................    29,386      46,813
                                                               -------     -------
          Total liabilities and stockholders' equity........   $38,758     $65,508
                                                               =======     =======


                            See accompanying notes.

                            INET TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
                                                                    (IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
Revenues....................................................  $42,041   $57,701   $77,428
Cost of revenues............................................   13,650    15,783    22,404
                                                              -------   -------   -------
          Gross profit......................................   28,391    41,918    55,024
Operating expenses:
  Sales and marketing expenses..............................    5,488     7,741     8,612
  General and administrative expenses.......................    3,185     5,423     6,592
  Research and development expenses.........................    6,430     9,658    15,667
                                                              -------   -------   -------
                                                               15,103    22,822    30,871
                                                              -------   -------   -------
          Income from operations............................   13,288    19,096    24,153
Other income (expense):
  Interest income...........................................       20       147       834
  Interest expense..........................................      (42)     (123)       --
  Other.....................................................       (6)       (8)       (7)
                                                              -------   -------   -------
Other income (expense), net.................................      (28)       16       827
                                                              -------   -------   -------
          Income before provision for income taxes..........   13,260    19,112    24,980
Provision for income taxes..................................    4,324     6,398     7,895
                                                              -------   -------   -------
          Net income........................................  $ 8,936   $12,714   $17,085
                                                              =======   =======   =======
Basic net income per common share...........................  $  0.22   $  0.31   $  0.42
                                                              =======   =======   =======
Diluted net income per common share.........................  $  0.22   $  0.30   $  0.40
                                                              =======   =======   =======


                            See accompanying notes.

                            INET TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                        COMMON STOCK       ADDITIONAL                             TREASURY STOCK        TOTAL
                                     -------------------    PAID-IN       UNEARNED     RETAINED   ---------------   STOCKHOLDERS'
                                       SHARES     AMOUNT    CAPITAL     COMPENSATION   EARNINGS   SHARES   AMOUNT      EQUITY
                                     ----------   ------   ----------   ------------   --------   ------   ------   -------------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1995.......  39,250,422    $39       $  109        $  --       $ 7,482        --   $  --       $ 7,630
  Issuance of common stock upon
     exercise of employee stock
     options.......................   1,600,000      2            2           --            --        --      --             4
  Income tax benefit from exercise
     of employee stock options.....          --     --          261           --            --        --      --           261
  Purchase of common stock of the
     Company.......................          --     --           --           --            --    38,842    (217)         (217)
  Net income and comprehensive
     income........................          --     --           --           --         8,936        --      --         8,936
                                     ----------    ---       ------        -----       -------    ------   -----       -------
Balance at December 31, 1996.......  40,850,422     41          372           --        16,418    38,842    (217)       16,614
  Issuance of common stock.........      50,000     --           58           --            --        --      --            58
  Net income and comprehensive
     income........................          --     --           --           --        12,714        --      --        12,714
                                     ----------    ---       ------        -----       -------    ------   -----       -------
Balance at December 31, 1997.......  40,900,422     41          430           --        29,132    38,842    (217)       29,386
  Issuance of common stock.........      19,000     --          106           --            --        --      --           106
  Issuance of common stock upon
     exercise of employee stock
     options.......................      15,000     --            9           --            --        --      --             9
  Net income and comprehensive
     income........................          --     --           --           --        17,085        --      --        17,085
  Stock option compensation........          --     --          691         (464)           --        --      --           227
                                     ----------    ---       ------        -----       -------    ------   -----       -------
Balance at December 31, 1998.......  40,934,422    $41       $1,236        $(464)      $46,217    38,842   $(217)      $46,813
                                     ==========    ===       ======        =====       =======    ======   =====       =======


                            See accompanying notes.

                            INET TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 8,936   $12,714   $17,085
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................    1,038     1,521     2,752
  Deferred income taxes.....................................      857        63    (3,427)
  Issuance of common stock and stock options charged to
     expense................................................       --        58       333
  Tax benefit of employee stock options.....................      261        --        --
  Change in assets and liabilities:
     Increase in trade accounts receivable..................   (5,891)   (2,596)   (6,241)
     (Increase) decrease in unbilled receivables............   (3,413)   (2,392)    4,203
     (Increase) decrease in inventories.....................    2,222      (450)     (629)
     (Increase) decrease in other assets....................      176    (1,303)      245
     Increase (decrease) in accounts payable................    2,057    (2,105)      529
     Increase (decrease) in accrued compensation and
       benefits.............................................      633     1,161       (78)
     Increase (decrease) in deferred revenue................   (5,616)    1,629     8,912
     Increase (decrease) in other accrued liabilities.......      583      (516)      819
                                                              -------   -------   -------
Net cash provided by operating activities...................    1,843     7,784    24,503
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................   (2,119)   (3,790)   (5,984)
                                                              -------   -------   -------
Net cash used in investing activities.......................   (2,119)   (3,790)   (5,984)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of stock option exercises..........................        4        --         9
Treasury stock purchase.....................................     (217)       --        --
Payments of note payable....................................   (3,400)   (7,068)       --
Proceeds from note payable..................................    4,450     5,718        --
                                                              -------   -------   -------
Net cash provided by (used in) financing activities.........      837    (1,350)        9
                                                              -------   -------   -------
Net increase in cash and cash equivalents...................      561     2,644    18,528
Cash and cash equivalents at beginning of period............      181       742     3,386
                                                              -------   -------   -------
Cash and cash equivalents at end of period..................  $   742   $ 3,386   $21,914
                                                              =======   =======   =======
SUPPLEMENTAL DISCLOSURES:
Interest paid...............................................  $    42   $   123   $    --
                                                              =======   =======   =======
Income taxes paid...........................................  $ 3,511   $ 6,390   $ 9,263
                                                              =======   =======   =======


                            See accompanying notes.

                            INET TECHNOLOGIES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY

     Inet Technologies, Inc. (the "Company") provides solutions that enable telecommunications carriers to more effectively design, deploy, diagnose, monitor and manage communications networks that carry signaling information used to manage telephone calls. The Company's products also address the fundamental business needs of telecommunications carriers, such as improved billing, targeted sales and marketing, fraud prevention and enhanced call routing. The Company provides these comprehensive solutions primarily through its GeoProbe and Spectra product offerings.


     In connection with its planned initial public offering, in July 1998 the Company changed its state of incorporation from Texas to Delaware (the "Reincorporation"), also changing its name from Inet, Inc. to Inet Technologies, Inc. With the Reincorporation, the Company effected a change in par value of the Company's common stock from no par value to $.001 par value, an increase in authorized common stock from 25,000,000 to 175,000,000 shares and created a preferred class of stock with 25,000,000 authorized shares. Also in July 1998, the Company's Board of Directors approved a ten-for-one split of the Company's common stock on July 23, 1998. The accompanying financial statements have been retroactively restated to reflect these actions including the effect of the stock split on all applicable share and per share amounts.


     CONSOLIDATION

     The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.


     CASH AND CASH EQUIVALENTS



     All highly liquid securities with original maturities of three months or less are classified as cash equivalents. The carrying value of cash equivalents approximates fair market value. At December 31, 1998, all cash equivalents were invested with a nationally recognized financial institution.


     INVENTORIES

     Inventories are valued at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market. Inventories consist of the following (in thousands):


                                                                DECEMBER 31
                                                              ---------------
                                                               1997     1998
                                                              ------   ------
Raw materials...............................................  $3,401   $1,895
Work-in-process.............................................   1,940    2,289
Finished goods..............................................   1,622    3,408
                                                              ------   ------
                                                              $6,963   $7,592
                                                              ======   ======

                            INET TECHNOLOGIES, INC.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization and are depreciated on a straight-line basis over their estimated useful lives, as follows:

Computers and other equipment.......................       3-5 Years
Software............................................         3 Years
Office furniture and fixtures.......................         7 Years
Leasehold improvements..............................   Term of lease


     RESEARCH AND DEVELOPMENT EXPENDITURES


     In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time subsequent costs are capitalized until the product is available for general release to customers. To date, either the establishment of technological feasibility of the Company's products and their general release have substantially coincided or costs incurred subsequent to the achievement of technological feasibility have not been material. As a result, software development costs qualifying for capitalization have been insignificant, and the Company has not capitalized any software development costs. Research and development expenditures are charged to expense in the period incurred.

     REVENUE RECOGNITION


     Effective January 1, 1998, the Company adopted Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2," which did not require a significant change to the Company's revenue recognition policies.



     The Company derives revenue from the sale of products and related product installation, integration and post-contract support services to the telecommunications industry. Product revenue is generally recognized in the period the Company has completed substantially all hardware manufacturing and/or software development to contractual specifications, factory testing has been completed, the product has been shipped to the customer, the fee is fixed and determinable and collection is considered probable by the Company's management. When the Company has significant obligations subsequent to shipment (e.g., installation and system integration), revenue is not recognized prior to the time the system has been delivered and installed at the customer's premises and there are no significant unfulfilled obligations. Revenue from arrangements that include significant acceptance terms beyond the Company's standard terms is not recognized until acceptance has occurred. Under the standard terms of the Company's contracts, customer acceptance can only be withheld if the Company's product does not meet standard specifications established by the Company.



     The Company provides its customers with post-contract support services, which generally consist of bug fixing and telephone access to the Company's technical personnel, but may also include the right to receive unspecified product updates, upgrades and enhancements. Revenue from these services, including product support services included in initial licensing fees, is recognized ratably over the contract period. Post-contract support services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value determined using vendor-specific objective evidence (VSOE).

                            INET TECHNOLOGIES, INC.

     Deferred revenue primarily represents amounts billed to customers pursuant to terms specified in contracts but for which revenue has not been recognized.



     In December 1998, SOP 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions" was released. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is VSOE of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.



     The provisions of SOP 98-9 that extend the deferral of certain passages of SOP 97-2 became effective December 15, 1998. All other provisions of SOP 98-9 will be effective for the Company's fiscal year beginning January 1, 2000. Retroactive application is prohibited. The Company is evaluating the requirements of SOP 98-9 and the effects, if any, on the Company's current revenue recognition policies.


     STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), in accounting for its employee stock options. Under APB 25, if the exercise price of an employee's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     CONCENTRATIONS OF CREDIT RISK


     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company sells products and services to customers associated with the telecommunications industry, both within the United States and internationally. The Company continually evaluates the creditworthiness of its customers' financial condition and generally does not require collateral. The Company has not experienced significant losses on uncollectible accounts.


     RISKS AND UNCERTAINTIES

     The Company's future results of operations and financial condition could be impacted by the following factors, among others: timely introduction of new products by the Company, market acceptance of new products introduced by the Company, trends in the telecommunications industry, intense customer competition, and changes in the terms and conditions of its customer sales contracts.

     EARNINGS PER SHARE


     Basic earnings per share excludes any dilutive effects of stock options, while diluted earnings per share includes any dilutive effects of stock options.



     COMPREHENSIVE INCOME


     In 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, and was effective for the Company beginning January 1, 1998. For all periods presented, the Company had no components of comprehensive income other than net income.

                            INET TECHNOLOGIES, INC.

     SEGMENT INFORMATION



     In 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders, and was adopted by the Company in connection with its 1998 annual financial statements. See Note 7.


     ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


     BASIS OF PRESENTATION



     Certain prior period amounts have been reclassified to conform to the current period presentation.


2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):


                                                                DECEMBER 31,
                                                              ----------------
                                                               1997     1998
                                                              ------   -------
Computer and other equipment................................  $5,664   $ 9,709
Software....................................................   2,049     2,990
Office furniture, fixtures, and leasehold improvements......   1,311     1,768
                                                              ------   -------
                                                               9,024    14,467
Less accumulated depreciation and amortization..............   3,862     6,073
                                                              ------   -------
                                                              $5,162   $ 8,394
                                                              ======   =======


3. NOTE PAYABLE


     The Company has available a line of credit facility with a bank providing for borrowings of up to $10,000,000 which expires June 15, 2000. The per annum usage fee on unused portions of the line is 0.125%. At December 31, 1998, $30,000 was used to support letters of credit under this line. Borrowings under this facility bear interest payable quarterly at LIBOR plus 1.5% (6.6% at December 31, 1998) and are collateralized by the Company's accounts receivable, inventories, and property and equipment. The credit facility includes covenants requiring the Company to maintain certain financial ratios and restricts the payment of cash dividends without the bank's consent. At December 31, 1998, no amounts were outstanding under the credit facility, and the amount available to the Company, after considering outstanding letters of credit, was $9.97 million.

                            INET TECHNOLOGIES, INC.

4. INCOME TAXES

     Components of the provision for income taxes were as follows (in thousands):


                                                           YEAR ENDED DECEMBER 31,
                                                          -------------------------
                                                           1996     1997     1998
                                                          ------   ------   -------
Current federal provision...............................  $3,222   $5,706   $10,630
Current state provision.................................     245      616       645
Deferred federal expense (benefit)......................     857      (82)   (2,830)
Current foreign provision...............................      --       13        47
Deferred state expense (benefit)........................      --      145      (597)
                                                          ------   ------   -------
          Total income tax provision....................  $4,324   $6,398   $ 7,895
                                                          ======   ======   =======


     The provision for income taxes is reconciled with the federal statutory rate as follows (in thousands):


                                                           YEAR ENDED DECEMBER 31,
                                                           ------------------------
                                                            1996     1997     1998
                                                           ------   ------   ------
Provision computed at federal statutory rate.............  $4,508   $6,689   $8,743
Utilization of research and development tax credits......     (63)    (305)    (342)
Foreign Sales Corporation income exemption...............    (287)    (500)    (687)
State income taxes, net of federal tax effect............     162      481       31
Other....................................................       4       33      150
                                                           ------   ------   ------
                                                           $4,324   $6,398   $7,895
                                                           ======   ======   ======



     The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):



                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1998
                                                              -------   ------
Deferred tax assets:
  Foreign subsidiaries, net of operating loss
     carryforward...........................................  $    --   $  117
  Deferred revenue..........................................       --    1,498
  Reserves and other accrued expenses not currently
     deductible for tax purposes............................      765    1,160
  Other.....................................................       --       85
                                                              -------   ------
          Total deferred tax assets.........................      765    2,860
  Valuation allowance for deferred tax assets...............       --     (117)
                                                              -------   ------
          Total deferred tax assets, net of valuation
            allowance.......................................      765    2,743
                                                              -------   ------
Deferred tax liabilities:
  Deferred revenue..........................................   (1,524)      --
  Depreciation..............................................      (62)    (186)
  Other, net................................................      (49)      --
                                                              -------   ------
          Total deferred tax liabilities....................   (1,635)    (186)
                                                              -------   ------
Deferred income tax assets, net of deferred income tax
  liabilities...............................................  $  (870)  $2,557
                                                              =======   ======



     The valuation allowance of $117,000 relates to the net operating loss carryforwards of foreign subsidiaries for which realization is not assured.

                            INET TECHNOLOGIES, INC.

5. OPERATING LEASES


     The Company leases its corporate office facility as well as certain equipment under noncancelable operating lease agreements. Rental expense for these operating leases was $586,588, $867,893, and $1,372,164 in 1996, 1997, and
1998, respectively.



     At December 31, 1998, future minimum lease payments under noncancelable operating leases are as follows (in thousands):



1999........................................................  $1,675
2000........................................................     895
2001........................................................      99
2002........................................................      32
                                                              ------
                                                              $2,701
                                                              ======



6. STOCKHOLDERS' EQUITY



     PREFERRED STOCK



     The Board of Directors has the authority to issue up to 25,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.



     EMPLOYEE STOCK OPTION AND STOCK PURCHASE PLANS



     The Company has an Employee Stock Option Plan (the "1995 Plan") which provides for incentive options and nonqualified options that may be granted to key employees, officers, directors, and consultants of the Company. Options have been granted generally at prices not less than the fair value of the Company's common stock as determined by the Stock Option Committee of the Company's Board of Directors (the "Committee") at the dates of grant based upon consideration of several factors, including valuation studies, the historical financial performance of the Company and the industry in which it operates, the anticipated future financial performance of the Company and the industry in which it operates, and the historical and future anticipated market for the Company's common stock. Options granted under the 1995 Plan vest at rates established by the Committee and expire ten years after the date of grant. The exercisability of options granted under the 1995 plan is also subject to various conditions as determined by the Committee including, among other things, an initial public offering of the Company's stock. Options granted in the first quarter of 1998 at $4.20 per share had a fair market value of $5.57 per share, which resulted in a total of $692,000 compensation expense which is being recognized ratably over the vesting period of three years beginning in the first quarter of 1998.



     The Company's 1998 Stock Option/Stock Issuance Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Plan. The 1998 Plan became effective on July 23, 1998 upon adoption by the Board of Directors and was subsequently approved by the stockholders on July 23, 1998. Common stock has initially been authorized for issuance under the 1998 Plan in the amount of 6,750,000 shares. In addition, the share reserve will automatically be increased on the last trading day of January each calendar year, beginning in January 2000, by a number of shares equal to one percent (1%) of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase shall exceed 500,000 shares. However, in no event may any one participant

                            INET TECHNOLOGIES, INC.

in the 1998 Plan receive option grants or direct stock issuances for more than 1,000,000 shares in the aggregate per calendar year. As of December 31, 1998, no stock options have been granted under the 1998 Plan.



     Outstanding options under the 1995 Plan have been incorporated into the 1998 Plan, and no further option grants will be made under the 1995 Plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1998 Plan to those options. However, except as otherwise noted below, the outstanding options under the 1995 Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1998 Plan.



     The 1998 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price determined by the plan administrator, (ii) the Stock Issuance Program under which such individuals may, in the plan administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price determined by the plan administrator or as a bonus tied to the performance of services and
(iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.



     Stock option transactions for the years ended December 31, 1996, 1997, and 1998, are summarized as follows:



                                                                   YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------
                                                     1996                    1997                    1998
                                            ----------------------   ---------------------   ---------------------
                                                          WEIGHTED                WEIGHTED                WEIGHTED
                                                          AVERAGE                 AVERAGE                 AVERAGE
                                                          EXERCISE                EXERCISE                EXERCISE
                                              OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                            -----------   --------   ----------   --------   ----------   --------
Outstanding at beginning of period:.......    2,914,000    $ 0.27     1,220,000    $ 0.64     1,531,750    $0.80
Granted...................................      145,000      0.96       381,750      1.31       506,000     4.20
Exercised.................................   (1,600,000)    0.003            --        --       (15,000)    0.60
Forfeited.................................     (239,000)     0.60       (70,000)     0.86       (75,750)    1.16
                                            -----------              ----------              ----------
Outstanding at end of period..............    1,220,000      0.64     1,531,750      0.80     1,947,000     1.67
                                            ===========              ==========              ==========
Exercisable at end of period..............           --                      --                      --
                                            ===========              ==========              ==========
Weighted-average fair value of options
  granted during the period...............  $      0.19              $     0.26              $     2.12
                                            ===========              ==========              ==========



     At December 31, 1998, 4,788,000 shares were available for future grants to employees under the 1998 Plan.



     Information related to options outstanding at December 31, 1998, is summarized below:



                                            OPTIONS OUTSTANDING
                                   -------------------------------------
                                                        WEIGHTED AVERAGE
                                     OUTSTANDING AT        REMAINING
         EXERCISE PRICES           DECEMBER 31, 1998    CONTRACTUAL LIFE
         ---------------           ------------------   ----------------
$0.60............................      1,016,000              6.5
 1.15............................        415,500              8.0
 4.20............................        515,500              9.0

                            INET TECHNOLOGIES, INC.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," (SFAS 123) requires the disclosure of pro forma net income and earnings per share information computed as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method set forth in SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with no volatility and the following weighted-average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 6.33%, 6.29%, and 5.66%; no dividends; and an expected life of 3.5 years.


     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. In addition, because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for per share information):


                                                          YEAR ENDED DECEMBER 31,
                                                         --------------------------
                                                          1996     1997      1998
                                                         ------   -------   -------
Pro forma net income...................................  $8,863   $12,609   $16,679
Pro forma basic net income per common share............  $ 0.22   $  0.31   $  0.41
Pro forma diluted net income per common share..........  $ 0.21   $  0.30   $  0.39



     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on July 23, 1998 and approved by the stockholders on July 23, 1998. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan. A reserve of 750,000 shares of Common Stock has been established for this purpose.



     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with the Company's initial public offering and will end on the last business day in July 2000. The next offering period will commence on the first business day in August 2000, and subsequent offering periods will commence as designated by the plan administrator.



7. SEGMENT INFORMATION



     The Company operates in a single industry segment, providing telecommunications equipment, software and associated services, and markets its products through its sales personnel and certain foreign distributors. As a result, the financial information disclosed herein represents all of the

                            INET TECHNOLOGIES, INC.

material financial information related to the Company's principal operating segment. The distribution of the Company's revenues as a percent of total revenues is as follows:



                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                             1996     1997     1998
                                                             -----    -----    -----
United States..............................................   50.6%    47.4%    47.8%
Export:
  Asia-Pacific Region......................................   15.7     17.4      7.5
  Europe...................................................   29.5     31.0     37.9
  Other....................................................    4.2      4.2      6.8
                                                             -----    -----    -----
          Total export sales...............................   49.4     52.6     52.2
                                                             -----    -----    -----
                                                             100.0%   100.0%   100.0%
                                                             =====    =====    =====



     The Company has no significant long-lived assets deployed outside of the United States.



     In 1997, British Telecom accounted for approximately 14% of total revenues. No individual customer accounted for 10% or more of total revenues in 1996 and 1998. Sales to customers in the United Kingdom accounted for 12.2% and 13.6% of total revenues during 1996 and 1997, respectively. No individual countries other than the United States accounted for 10% or more of total revenues in 1998.


8. EMPLOYEE BENEFIT PROGRAM


     The Company has a retirement savings plan structured under Section 401(k) of the Internal Revenue Code (the "Code"). The plan covers substantially all employees meeting minimum service requirements. Under the plan, employees may elect to reduce their current compensation by up to 15%, subject to certain maximum dollar limitations prescribed by the "Code", and have the amount contributed to the plan as salary deferral contributions. The Company may make contributions to the plan at the discretion of the Board of Directors. The Company accrued a discretionary contribution to the plan totaling $700,291, $1,040,164, and $1,239,893 in 1996, 1997, and 1998, respectively.

                            INET TECHNOLOGIES, INC.

9. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):


                                                                   YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              1996          1997          1998
                                                           -----------   -----------   -----------
Numerator:
  Net income for basic and diluted earnings per share....  $     8,936   $    12,714   $    17,085
                                                           ===========   ===========   ===========
Denominator:
  Denominator for basic earnings per share -- weighted
    average shares.......................................   40,615,369    40,855,279    40,879,418
  Effect of dilutive securities:
    Employee stock options...............................      453,548       866,325     1,572,499
                                                           -----------   -----------   -----------
  Dilutive potential common shares.......................      453,548       866,325     1,572,499
                                                           -----------   -----------   -----------
  Denominator for diluted earnings per share -- adjusted
    weighted-average shares..............................   41,068,917    41,721,604    42,451,917
                                                           ===========   ===========   ===========
Basic net income per common share........................  $      0.22   $      0.31   $      0.42
                                                           ===========   ===========   ===========
Diluted net income per common share......................  $      0.22   $      0.30   $      0.40
                                                           ===========   ===========   ===========



     For additional disclosures regarding the employee stock option and stock purchase plans, see Note 6.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), and Hambrecht & Quist LLC are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                              NUMBER OF
                                                              SHARES OF
                                                               COMMON
                        UNDERWRITER                             STOCK
                        -----------                           ---------
Goldman, Sachs & Co. .......................................
Dain Rauscher Wessels.......................................
Hambrecht & Quist LLC.......................................

                                                              ---------
          Total.............................................  4,600,000
                                                              =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $     per share. The U.S. Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 1,150,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Dain Rauscher Wessels, and Hambrecht & Quist LLC.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. Persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of the Prospectus to purchase up to an aggregate of 690,000 shares of Common Stock to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of the U.S. Underwriters shown in the foregoing table bears to the 4,600,000 shares of Common Stock offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 172,500 additional shares of Common Stock.

     The Company and its stockholders have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company (other than pursuant to employee stock incentive plans existing, or on the conversion or exchange of convertible or exercisable securities outstanding, on the date hereof) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into shares of Common Stock or any securities which are substantially similar to the shares of Common Stock, without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters have discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to the offerings, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company, the Selling Stockholders and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company and the Selling Stockholders in the offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such shares of Common Stock are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "INTI", subject to official notice of issuance.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                   DESCRIPTION OF ARTWORK ON INSIDE BACK COVER

[Picture of an individual dressed in a business suit looking through a free-standing, binocular viewer. In the upper left corner is the Company's logo.]

Text:

Text at Upper Right Corner, Flush Right: "Inet's hardware and software solutions help local, long distance and wireless telecommunications carriers worldwide develop, deploy and optimize their intelligent networks and advanced services. These solutions can improve efficiency, increase profitability, manage fraud, test services and evaluate network elements in the growing telecommunications market. Inet's products help carriers and manufacturers see how operational changes impact their customers. So they can manage their networks and their business better."

Text superimposed over middle of picture: "An eye for surveillance, a mind for business"

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    5
Use of Proceeds............................   15
Dividend Policy............................   15
Dilution...................................   16
Capitalization.............................   17
Selected Consolidated Financial Data.......   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   19
Business...................................   27
Management.................................   43
Certain Transactions.......................   49
Principal and Selling Stockholders.........   50
Description of Capital Stock...............   51
Shares Eligible for Future Sale............   54
Certain U.S. Federal Income Tax
  Considerations for Non-U.S. Holders of
  Common Stock.............................   56
Legal Matters..............................   57
Experts....................................   58
Additional Information.....................   58
Index to Consolidated Financial
  Statements...............................  F-1
Underwriting...............................  U-1


                             ---------------------


  UNTIL             , 1999 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                5,750,000 SHARES

                            INET TECHNOLOGIES, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)
                             ---------------------
                                  [INET LOGO]
                             ---------------------
                              GOLDMAN, SACHS & CO.
                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                               HAMBRECHT & QUIST
                      REPRESENTATIVES OF THE UNDERWRITERS

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this Registration Statement shall have the meaning assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee........................................   $   33,162
NASD filing fee.............................................       11,742
Nasdaq National Market listing fee..........................       17,500
Printing and engraving expenses.............................      100,000
Legal fees and expenses.....................................      575,000
Accounting fees and expenses................................      375,000
Blue sky fees and expenses..................................       10,000
Transfer agent fees.........................................       15,000
Miscellaneous...............................................       12,596
                                                               ----------
          Total.............................................   $1,150,000
                                                               ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 ("Section 145") of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VI of the registrant's Charter provides that, to the fullest extent permitted by the DGCL as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 11.1 of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

     Prior to consummation of the offerings, the registrant will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

     Prior to consummation of the offerings, the registrant intends to obtain officers' and directors' liability insurance.

     Reference is made to Section 9 of the Underwriting Agreements filed as Exhibits 1.1 and 1.2 hereto, indemnifying the officers and directors of the registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since July 1, 1995, the registrant has issued and sold or otherwise transferred the below listed unregistered securities. These issuances were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

     1. In March 1996, the registrant issued and sold 1,600,000 shares (net of repurchases) of its Common Stock to employees for an aggregate purchase price of $4,000 pursuant to exercises of options granted by the registrant.

     2. In February 1997, the registrant issued 50,000 shares of its Common Stock to William H. Mina as a bonus in connection with the commencement of his employment with the Company.

     3. In August 1998, the registrant issued and sold 15,000 shares of its Common Stock to the widow of a deceased employee for a purchase price of $9,000 pursuant to the exercise of an option granted by the registrant.



     4. The Company has from time to time granted stock options to employees. The following table sets forth certain information regarding such grants:


                                                              NUMBER      EXERCISE PRICE
                                                             OF SHARES      PER SHARE
                                                             ---------    --------------
     July 1, 1995 through June 30, 1996....................    50,000         $0.60
     July 1, 1996 through June 30, 1997....................   456,750          1.15
     July 1, 1997 through the date hereof..................   526,000          4.20

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


           1.1*           Form of U.S. Underwriting Agreement.
           1.2*           Form of International Underwriting Agreement.
           3.1*           Certificate of Incorporation.
           3.2*           Bylaws.
           4.1*           Specimen Common Stock certificate.
           4.2*           See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws of the registrant defining the rights of holders of Common Stock.
           5.1*           Opinion of Brobeck, Phleger & Harrison LLP.
          10.1*           Lease dated as of May 1, 1996 by and among Pitman Partners,
                          Ltd., Rosewood Property Company and the registrant.
          10.2*           Loan Agreement dated as of June 26, 1997 by and between
                          NationsBank of Texas, N.A. and the registrant.
          10.3*           Inet Technologies, Inc. 1998 Stock Option/Stock Issuance
                          Plan.
          10.4*           Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
          10.5*           Form of Registration Rights Agreement, dated as of July 17,
                          1998 by and among the registrant, Samuel S. Simonian, Elie
                          S. Akilian and Mark A. Weinzierl.
          10.6*           Renewal, Extension and First Amendment to Loan Agreement
                          entered into to be effective as of June 15, 1998 between the
                          Company and NationsBank, N.A.
          10.7*           Fourth Amendment to Office lease dated as of July 15, 1998 by and among Pitman Partners, Ltd., Rosewood Property
                          Company and the registrant.
          10.8*           Assumption and Modification Agreement, dated effective as of
                          July 16, 1998, between the registrant and NationsBank, N.A.
          21.1*           Subsidiaries of the registrant.
          23.1            Consent of Ernst & Young LLP.
          23.2*           Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

          24.1*           Power of attorney pursuant to which amendments to this
                          registration statement may be filed (included on the
                          signature page in Part II hereof).
          27.1*           Financial data schedule for the period ended June 30, 1998.
          27.2*           Financial data schedule for the period ended June 30, 1997.
          27.3*           Financial data schedule for the period ended December 31,
                          1997.
          27.4*           Financial data schedule for the period ended December 31,
                          1996.
          27.5*           Financial data schedule for the period ended December 31,
                          1995.
          27.6            Financial data schedule for the period ended December 31,
                          1998.


---------------

 * Previously filed.

     (b) Financial Statement Schedules:

     The following financial statement schedule of the Company is included in
Part II of this registration statement:

                                                              PAGE
                                                              ----
Report of Independent Auditors on Financial Statement
  Schedule..................................................  S-1
Schedule II -- Valuation and Qualifying Accounts............  S-2

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

     The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the DGCL, the Certificate of Incorporation or the Bylaws of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 15th day of April 1999.


                                          INET TECHNOLOGIES, INC.


                                          By:     /s/ WILLIAM H. MINA

                                            ------------------------------------

                                                      William H. Mina


                                                  Senior Vice President --


                                                 Finance and Administration


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

                 SAMUEL S. SIMONIAN*                   Chairman of the Board           April 15, 1999
-----------------------------------------------------
                 Samuel S. Simonian

                  ELIE S. AKILIAN*                     President, Chief Executive      April 15, 1999
-----------------------------------------------------    Officer and Director
                   Elie S. Akilian                       (Principal executive
                                                         officer)

                 MARK A. WEINZIERL*                    Executive Vice President,       April 15, 1999
-----------------------------------------------------    Chief Operating Officer and
                  Mark A. Weinzierl                      Director (Principal
                                                         financial officer)

                 /s/ WILLIAM H. MINA                   Senior Vice President --        April 15, 1999
-----------------------------------------------------    Finance and Administration
                   William H. Mina                       and Director (Principal
                                                         accounting officer)



*By:     /s/ WILLIAM H. MINA

     -------------------------------

             William H. Mina

            Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Inet Technologies, Inc.


     We have audited the accompanying consolidated balance sheets of Inet Technologies, Inc. (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated January 25, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP

Dallas, Texas

January 25, 1999

                            INET TECHNOLOGIES, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)


                                                            ADDITIONS
                                               BALANCE AT   CHARGED TO                    BALANCE
                                               BEGINNING    COSTS AND                    AT END OF
                 DESCRIPTION                    OF YEAR      EXPENSES    DEDUCTIONS(1)      YEAR
                 -----------                   ----------   ----------   -------------   ----------

Year ended December 31, 1996:
Deducted from asset accounts --
  Allowance for doubtful accounts............     $ 45         $ 12          $  7           $ 50
                                                  ====         ====          ====           ====
Year ended December 31, 1997:
Deducted from asset accounts --
  Allowance for doubtful accounts............     $ 50         $452          $  2           $500
                                                  ====         ====          ====           ====
Year ended December 31, 1998:
Deducted from asset accounts --
  Allowance for doubtful accounts............     $500         $392          $233           $659
                                                  ====         ====          ====           ====


---------------

(1) Activity includes uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
           1.1*           Form of U.S. Underwriting Agreement.
           1.2*           Form of International Underwriting Agreement.
           3.1*           Certificate of Incorporation.
           3.2*           Bylaws.
           4.1*           Specimen Common Stock certificate.
           4.2*           See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws of the registrant defining the rights of holders of Common Stock.
           5.1*           Opinion of Brobeck, Phleger & Harrison LLP.
          10.1*           Lease dated as of May 1, 1996 by and among Pitman Partners,
                          Ltd., Rosewood Property Company and the registrant.
          10.2*           Loan Agreement dated as of June 26, 1997 by and between
                          NationsBank of Texas, N.A. and the registrant.
          10.3*           Inet Technologies, Inc. 1998 Stock Option/Stock Issuance
                          Plan.
          10.4*           Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
          10.5*           Form of Registration Rights Agreement, dated as of July 17,
                          1998 by and among the registrant, Samuel S. Simonian, Elie
                          S. Akilian and Mark A. Weinzierl.
          10.6*           Renewal, Extension and First Amendment to Loan Agreement
                          entered into to be effective as of June 15, 1998 between the
                          Company and NationsBank, N.A.
          10.7*           Fourth Amendment to office lease dated as of July 15, 1998 by and among Pitman Partners, Ltd., Rosewood Property
                          Company and the registrant.
          10.8*           Assumption and Modification Agreement, dated effective as of
                          July 16, 1998, between the registrant and NationsBank, N.A.
          21.1*           Subsidiaries of the registrant.
          23.1            Consent of Ernst & Young LLP.
          23.2*           Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
          24.1*           Power of attorney pursuant to which amendments to this
                          registration statement may be filed (included on the
                          signature page in Part II hereof).
          27.1*           Financial data schedule for the period ended June 30, 1998.
          27.2*           Financial data schedule for the period ended June 30, 1997.
          27.3*           Financial data schedule for the period ended December 31,
                          1997.
          27.4*           Financial data schedule for the period ended December 31,
                          1996.
          27.5*           Financial data schedule for the period ended December 31,
                          1995.
          27.6            Financial data schedule for the period ended December 31,
                          1998.


---------------


* Previously filed.